Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

CURO INTERMEDIATE HOLDINGS CORP.,

CURO GROUP HOLDINGS CORP.,

SOUTHERNCO HOLDINGS, LLC,

and

SOUTHERNCO, INC.

Dated as of November 17, 2021

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ARTICLE 4 REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE BUYER PARTIES		26
4.1	Due Incorporation; Subsidiaries	26
4.2	Authority; Binding Nature of Agreement	26
4.3	Non-Contravention; Consents	26
4.4	Litigation	26
4.5	No Vote Required	26
4.6	Capitalization	26
4.7	Parent SEC Reports	27

ARTICLE 5 CERTAIN COVENANTS OF THE COMPANY		28
5.1	Access	28
5.2	Conduct of the Business of the Company	29
5.3	No Solicitation	31
5.4	Affiliated Transactions	31
5.5	Financing	31
5.6	Investigation Cooperation	33

ARTICLE 6 ADDITIONAL COVENANTS OF THE PARTIES		34
6.1	Regulatory Filings; Notices and Consents	34
6.2	Indemnification of Officers and Directors	36
6.3	280G Shareholder Approval	37
6.4	Disclosure; Confidentiality	38
6.5	Tax Matters	38
6.6	Notification of Certain Events	41
6.7	NYSE Listing	41
6.8	Cooperation; Efforts	41

ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER PARTIES		41
7.1	Accuracy of Representations and Warranties	42
7.2	Performance of Covenants	42
7.3	HSR Clearance	42
7.4	Consents	42
7.5	No Restraints	43
7.6	No Governmental Litigation	43
7.7	Material Adverse Effect	43
7.8	Financing	43
7.9	Minimum Liquidity	43

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SELLER AND THE COMPANY		43
8.1	Accuracy of Representations and Warranties	43
8.2	Performance of Covenants	43
8.3	HSR Clearance	43
8.4	No Restraints	43
8.5	No Governmental Litigation	44
8.6	Escrow Agreement	44
8.7	Closing Certificate	44

ARTICLE 9 TERMINATION		44
9.1	Termination	44

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9.2	Effect of Termination	44

ARTICLE 10 SURVIVAL; INDEMNIFICATION		45
10.1	Survival	45
10.2	Indemnification by the Seller	45
10.3	Indemnification by the Buyer	46
10.4	Indemnification Procedures	46
10.5	Escrow; Order of Recovery; Remedies Exclusive	49
10.6	Determination of Loss Amount; Mitigation; Subrogation	50
10.7	Treatment of Indemnity Payments	50

ARTICLE 11 MISCELLANEOUS PROVISIONS		51
11.1	Amendment	51
11.2	Expenses	51
11.3	Waiver	51
11.4	Entire Agreement; Counterparts	51
11.5	Applicable Law; Jurisdiction	51
11.6	Assignment; Successors	52
11.7	Third Party Beneficiaries	52
11.8	Notices	52
11.9	Severability	53
11.10	Conflict of Interest	53
11.11	Attorney-Client Privilege	54
11.12	No Implied Representations; Non-Reliance	54
11.13	Specific Performance	54
11.14	Seller Release	54
11.15	Construction	55
11.16	Disclosure Schedules	56

Exhibits

Exhibit A	–	Certain Definitions
Exhibit B	–	Calculation Principles

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (as may be amended from time to time, this “Agreement”) is made and entered into as of November 17, 2021, by and among Curo Intermediate Holdings Corp., a Delaware corporation (the “Buyer”), Curo Group Holdings Corp., a Delaware corporation (the “Parent” and, together with the Buyer, the “Buyer Parties”), SouthernCo, Inc., a Delaware corporation (the “Company”), and SouthernCo Holdings, LLC, a Delaware limited liability company (the “Seller”). The Company, the Seller and the Buyer are referred to individually as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The Seller owns 100% of the issued and outstanding shares of the Company Stock.

B. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer desires to acquire from the Seller, and the Seller desires to sell to the Buyer, 100% of the issued and outstanding shares of the Company Stock, in exchange for the consideration set forth herein.

AGREEMENT

The Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller will sell, transfer and deliver to the Buyer, and the Buyer will purchase and acquire from the Seller, all of the Company Stock, free and clear of any and all Liens (other than restrictions on transfer imposed by applicable securities Laws).

(b) The Seller hereby consents to the Transactions, including the sale of the Company Stock to the Buyer as set forth in this Agreement, and waives any restrictions on transfer and rights of first refusal and co-sale as well as any rights of re-purchase, pre-emptive rights and any other similar rights that it may have in connection with the consummation of the Transactions, whether such rights are contained in any of the Organizational Documents of the Company.

1.2 Closing. The closing of the purchase and sale of the Company Stock under this Agreement (the “Closing”) will be directed from (a) the offices of King & Spalding LLP, 1180 Peachtree Street NE, Atlanta, Georgia, three Business Days after satisfaction or, to the extent not legally prohibited, waiver by the Party or Parties entitled to the benefit of the conditions set forth in Article 7 and Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not legally prohibited, waiver of those conditions at the Closing) or (b) such other place, at such other time or on such other date as the Buyer and the Seller may mutually agree in writing, including by electronic exchange of documents. The effective time of the Closing is 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

1.3 Closing Deliverables of the Seller. At the Closing, the Seller will deliver, or cause to be delivered, to the Buyer the following:

(a) stock certificates evidencing the Company Stock and accompanying stock power duly executed by the Seller, in a form reasonably satisfactory to the Buyer;

(b) a certificate to the effect that each of the conditions specified in Section 7.1 and Section 7.2 is satisfied in all respects, duly executed by the Seller and the Company;

(c) a certificate by the Secretary or any Assistant Secretary of the Company, dated as of the Closing Date, as to (i) the good standing of the Company in its jurisdiction of incorporation or organization and (ii) the effectiveness of the resolutions of the board of directors of the Company and the Seller authorizing the execution, delivery and performance of this Agreement by the Company;

(d) the Escrow Agreement, duly executed by the Seller;

(e) the Lock-Up Agreement, duly executed by the Seller;

(f) the Registration Rights Agreement, duly executed by the Seller;

(g) written resignations of all directors and officers of the Company, effective as of the Closing, duly executed by such directors and officers and in a form reasonably satisfactory to the Buyer;

(h) a certificate of non-foreign status from the Seller, in form and substance reasonably satisfactory to the Buyer, that complies with Section 1445 of the Code and the Treasury Regulations thereunder;

(i) an IRS Form W-9, duly executed by the Seller;

(j) evidence of termination of those certain Related Party transactions set forth on Schedule 5.4 and in form and substance satisfactory to the Buyer; and

(k) evidence of the Company’s compliance with Section 7.9.

1.4 Closing Deliveries of the Buyer. At the Closing, the Buyer will deliver, or cause to be delivered, to the Seller the following:

(a) a certificate to the effect that each of the conditions specified in Section 8.1 and Section 8.2 is satisfied in all respects, duly executed by the Buyer;

(b) the Escrow Agreement, duly executed by the Buyer;

(c) the Lock-Up Agreement, duly executed by the Buyer and Parent;

(d) the Registration Rights Agreement, duly executed by the Buyer and Parent; and

(e) the Stock Consideration (minus the Equity Escrow Contribution which shall be delivered to the Escrow Agent).

1.5 Closing Payments and Estimated Closing Statement.

(a) On the Closing Date, Buyer will make, or cause to be made, the following payments, as set forth herein, by wire transfer of immediately available funds to the accounts set forth next to each recipient’s name on the Estimated Closing Statement:

(i) to the Seller the aggregate Closing Cash Consideration;

(ii) to the Escrow Agent, the Adjustment Escrow Amount and the cash portion of the Indemnity Escrow Amount;

(iii) to each Person (if any) identified on the Estimated Closing Statement, the amount of the Estimated Closing Date Transaction Expenses set forth opposite such Person’s name on the Estimated Closing Statement; and

(iv) to each Person (if any) identified on the Estimated Closing Statement, the amount of the Estimated Closing Date Indebtedness set forth opposite such Person’s name on the Estimated Closing Statement.

(b) Not later than three Business Days prior to the Closing Date, the Company and Seller shall deliver to the Buyer a written schedule (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimate of the (A) the Closing Date Working Capital (the “Estimated Closing Date Working Capital”), (B) the Closing Cash (the “Estimated Closing Cash”), (C) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”),

(D) the Closing Date Transaction Expenses as of the Closing (the “Estimated Closing Date Transaction Expenses”), (E) the resulting Closing Cash Consideration. The items prepared for the Estimated Closing Statement under this Section 1.5(b) shall be prepared in accordance with the Calculation Principles. Upon the delivery of the Estimated Closing Statement, the Seller shall provide the Buyer and its Representatives reasonable access (including by electronic delivery of documents), during regular business hours, in such a manner as to not interfere with the normal operation of the Acquired Companies (subject to the execution of customary work paper access letters, if requested) work papers and books and records relating to the preparation of the Estimated Closing Statement solely for the purpose of assisting the Buyer in its review of the Estimated Closing Statement and the calculations contained therein. The Company shall consider in good faith any comments from Buyer with respect to the Estimated Closing Statement.

1.6 Payoff Letters. The Company shall obtain, at least three Business Days prior to the Closing, payoff letters for the Closing Date Indebtedness, which shall be in a form and substance reasonably acceptable to the Buyer and shall provide instructions and the dollar amount to fully discharge all such Closing Date Indebtedness as of the Closing, including any interest, premiums, penalties, costs of expenses that are required to be paid as a result of such discharge and providing for the release of all Liens over the property and assets of the Acquired Companies securing the obligations under such Closing Date Indebtedness.

1.7 Withholding. Each of Buyer, the Acquired Companies and the Escrow Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any recipient of consideration under this Agreement the amounts such Withholding Agent is required to deduct and withhold under applicable Law. Other than with respect to payments in the nature of compensation, a Withholding Agent shall give three (3) Business Days written notice of intent to withhold to any Person with respect to which the Withholding Agent intends to withhold and the Withholding Agent shall reasonably cooperate with such Person and use commercially reasonable efforts to reduce or avoid such withholding obligation. To the extent that amounts are so withheld and properly paid over to the applicable Governmental Entity in accordance with applicable Law, such withheld amounts will be treated as having been paid to the applicable recipient of consideration under this Agreement.

1.8 Post-Closing Adjustment to Estimated Cash Consideration.

(a) Within 120 days of the Closing, Buyer shall prepare and deliver to the Seller a written schedule (the “Closing Statement”) setting forth in reasonable detail its calculation of (i) the Closing Date Working Capital (the “Final Closing Date Working Capital”), (ii) the Closing Cash (the “Final Closing Cash”), (iii) the Closing Date Indebtedness (the “Final Closing Indebtedness”), (iv) the Closing Date Transaction Expenses as of the Closing (the “Final Closing Date Transaction Expenses”), and (v) the resulting Closing Cash Consideration. The Closing Statement shall be prepared in accordance with the Calculation Principles and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions. Following the Closing, the Buyer shall provide the Seller and its Representatives reasonable access (including by electronic delivery of documents), during regular business hours, in such a manner as to not interfere with the normal operation of the Acquired Companies (subject to the execution of customary work paper access letters, if requested) work papers and books and records relating to the preparation of the Closing Statement solely for the purpose of assisting the Seller in its review of the Closing Statement and the calculations contained therein. The Parties agree that the purpose of preparing the Closing Statement and determining the Closing Date Working Capital, Closing Date Indebtedness, the Closing Date Transaction Expenses and the related purchase price adjustment contemplated by this Section 1.8 is to measure the amount of Closing Date Working Capital, Closing Cash, Closing Date Indebtedness and Closing Date Transaction Expenses and the resulting Closing Cash Consideration.

(b) If the Seller disagrees with the calculations in the Closing Statement, the Seller shall notify the Buyer of such disagreement in writing (the “Dispute Notice”) within 30 days after delivery of the Closing Statement. The Dispute Notice must set forth in reasonable detail any item on the Closing Statement which the Seller believes has not been prepared in accordance with this Agreement. Any item or amount that the Seller does not dispute in the Dispute Notice within such 30-day period shall be final, binding and conclusive for all purposes hereunder. In the event any such Dispute Notice is timely provided, the Buyer and the Seller shall use commercially reasonable efforts for a period of 21 days (or such longer period as they may mutually agree in writing) to resolve any disagreements with respect to the calculations included in the Closing Statement that were disputed in the Dispute Notice. If, at the end of such period, the Seller and the Buyer remain unable to resolve any disputed items in the Dispute Notice, then the unresolved items and amounts thereof in dispute shall be submitted to PricewaterhouseCoopers, or if such firm cannot or does not accept such engagement, another nationally recognized independent accounting firm, reasonably acceptable to the Buyer and the Seller, which shall not be the independent accountants of the Parent or the Seller (the “Dispute Auditor”). The Dispute Auditor shall determine, based solely on the provisions of this Section 1.8 and the related definitions in this Agreement and the written presentations by the Seller and the Buyer, and not by independent review, only those items and amounts as set forth in the Dispute Notice that remain then in dispute. The Dispute Auditor shall be instructed to make its determination of the Closing Date Working Capital, the Closing Cash, the Closing Date Indebtedness and/or the Closing Date Transaction Expenses, as applicable, within 30 days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to the Seller and the Buyer. A judgment of a court of competent jurisdiction selected pursuant to Section 11.5 hereof may be entered upon the Dispute Auditor’s determination. The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 1.8(b) shall be the only recourse and remedy of the Parties against one another with respect to, those items and amounts that remain in dispute under this Section 1.8(b). The Dispute Auditor shall allocate its fees and expenses between the Buyer and the Seller according to the degree to which the positions of the respective parties are not accepted by the Dispute Auditor. In no event shall the decision of the Dispute Auditor assign a value to any item greater than the greatest value for such item claimed by either the Buyer or the Seller or lesser than the smallest value for such item claimed by either the Buyer or the Seller. Any determinations made by the Dispute Auditor pursuant to this Section 1.8(b) shall be final, non-appealable and binding on the Parties, absent manifest error or fraud.

(c) If, upon final determination in accordance with the terms of this Section 1.8 (the date of such final determination, the “Final Adjustment Amount Determination Date”), the Final Adjustment Amount (if any) is a positive number, then the Closing Cash Consideration shall be increased by the Final Adjustment Amount. If the Final Adjustment Amount (if any) is a negative number, the Closing Cash Consideration shall be decreased by the Final Adjustment Amount. If the Final Adjustment Amount (if any) is a positive number, then, within five Business Days after the Final Adjustment Amount Determination Date, the Buyer shall pay the Final Adjustment Amount due to the Seller. If the Final Adjustment Amount (if any) is a negative number, then, within five Business Days after the Final Adjustment Amount Determination Date, the Buyer and the Seller shall deliver joint written instructions to the Escrow Agent and the Buyer shall be entitled to recover the Final Adjustment Amount from the Adjustment Escrow Fund. In the event that the Final Adjustment Amount is a negative number and exceeds the Adjustment Escrow Amount, then the Seller shall be obligated to pay the amount by which the Final Adjustment Amount exceeds the Adjustment Escrow Amount to the Buyer.

(d) “Final Adjustment Amount” means the net amount (if disputed, as finally determined in accordance with Section 1.8), which may be positive or negative (as to the overall net amount and each component used in the calculation of such net amount), equal to:

(i) (A) the Closing Date Working Capital Adjustment (as finally determined in accordance with this Section 1.8), minus (B) the Estimated Closing Date Working Capital Adjustment; plus

(ii) (A) the Closing Cash (as finally determined in accordance with this Section 1.8), minus (B) the Estimated Closing Cash; plus

(iii) (A) the Estimated Closing Date Indebtedness, minus (B) the Closing Date Indebtedness (as finally determined in accordance with this Section 1.8); plus

(iv) (A) the Estimated Closing Date Transaction Expenses, minus (B) the Closing Date Transaction Expenses (as finally determined in accordance with this Section 1.8).

(e) Any payment made under this Section 1.8, to the maximum extent permitted by applicable Law, shall be treated, including for all tax purposes, as an adjustment to the Consideration.

1.9 Escrow Funds.

(a) On the Closing Date, the Buyer shall deliver to the Escrow Agent, as a deposit to the Adjustment Escrow Fund, cash in an amount equal to $1,000,000.00 (the “Adjustment Escrow Amount”), for the purpose of securing the obligations of the Seller under Section 1.8, and, as a deposit to the Indemnity Escrow Fund, cash in an amount equal to the cash portion of the Indemnity Escrow Amount and the Equity Escrow Consideration, for the purpose of securing certain obligations of the Seller under Article 10 The Escrow Funds shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement. The Escrow Funds shall be held as trust funds and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any Person, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b) The Buyer and the Seller shall deliver joint written instructions to the Escrow Agent requiring the release of any remaining amounts held in the Adjustment Escrow Fund to the Seller no later than the five (5) Business Days after either (i) full and final payment is made of any Final Adjustment Amount payable to the Buyer pursuant to Section 1.8 or (ii) a final determination is made pursuant to Section 1.8 that no Final Adjustment Amount is payable to the Buyer.

(c) The Buyer and the Seller shall deliver joint written instructions to the Escrow Agent no later than five (5) Business Days after the General Survival Termination Date to effectuate disbursement to the Seller of an aggregate amount equal to (i) the then remaining amount in the Indemnity Escrow Fund, minus, (ii) the aggregate amount of any Losses arising under claims by the Buyer Indemnified Parties for indemnification that have been made in good faith by an Indemnified Party prior to the General Survival Termination Date pursuant to Article 10 but not yet been settled or paid in full as of the General Survival Termination Date (including the Specified Matters Reserve).

(i) Promptly following the final determination of any Losses with respect to any such claims for indemnification, the Buyer and the Seller shall promptly deliver a joint written instruction to the Escrow Agent to effectuate disbursement to the applicable Buyer Indemnified Party an amount equal to such Losses.

(ii) The Buyer may elect in its sole and absolute discretion to satisfy the indemnification Losses of the Buyer Indemnified Party from the cash portion of the Indemnity Escrow Fund or from the Equity Escrow Consideration, or a combination thereof by specifying its election in the joint written instruction delivered to the Escrow Agent, provided however, that if Buyer elects, either in whole or in part, to satisfy such indemnification Losses from the Equity Escrow Consideration, then the Buyer shall notify the Seller so that the Seller is able to satisfy such indemnification Losses with cash in lieu, if it so chooses. For indemnification purposes, the per share value of each Company Common Stock shall equal the volume weighted average price of the Parent Common Stock on the NYSE, as reported by Bloomberg L.P. for the 10 consecutive trading days ending on the fifth trading day prior to the final determination of the required indemnification payment, rounded to three decimal places.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE ACQUIRED

COMPANIES AND THE SELLER

The Seller and the Company, jointly and severally, represent and warrant to Buyer as of the Agreement Date and as of the Closing Date, except as set forth in the Disclosure Schedules, as follows:

2.1 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents to which the Company is or will be a party, and the Company will have all necessary corporate power and authority to perform its obligations under this Agreement and the other Transaction Documents to which the Company is or will be a party. As of the Agreement Date, the Company’s board of directors (at a meeting duly called and held) has (a) determined that the Transactions are advisable and fair and in the best interests of the Company and the Seller, and (b) authorized and approved the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company will be a party by the Company and approved the Transactions. This Agreement, and, when executed and delivered by the Company, each of the other Transaction Documents to which the Company will be a party, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.2 Subsidiaries; Due Incorporation.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own and operate its assets and to conduct its business in the manner in which its business is currently being conducted.

(b) The Company is qualified to do business as a foreign corporation and is in good standing, under the laws of all states where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) All of the issued and outstanding shares of capital stock or other equity securities of the Company’s Subsidiaries listed on Schedule 2.2(c) are directly or indirectly owned by the Company, free and clear of all Liens, other than Permitted Encumbrances. Except for those shares listed in Schedule 2.2(c), (i) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which the Company’s Subsidiaries are a party requiring, and there are no securities of the Company’s Subsidiaries outstanding that upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company’s Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of any equity securities of the Company’s Subsidiaries, and (ii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company’s Subsidiaries. The Subsidiaries of the Company are validly existing and in good standing under the laws of their respective jurisdictions of formation as set forth in Schedule 2.2(c) and are qualified to do business as a foreign entity in each jurisdiction in which the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Subsidiaries listed on Schedule 2.2(c) are the only Subsidiaries of the Company, and such Subsidiaries have all requisite corporate or limited liability company power and authority necessary to own and operate their respective assets and to carry on their respective businesses as presently conducted.

2.3 Organizational Documents. The Company has provided to the Buyer complete and accurate copies of the Organizational Documents of the Acquired Companies, in each case, as in effect on the Agreement Date, which organizational documents are in full force and effect. Neither the Company nor the Seller is in breach of any of Seller’s or the Company’s Organizational Documents.

2.4 Capitalization.

(a) As of the Agreement Date, the authorized capital stock of the Company consists of 1,000 shares of Company Stock, of which 0.81243664 shares are issued and outstanding.

(b) Except for those rights set forth in Schedule 2.4(b), (i) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which the Company, or to the Company’s Knowledge, the Seller is a party requiring, and there are no securities of the Company outstanding that upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares (or membership units, as applicable) of Company Stock or other equity securities of the Company, (ii) there are no obligations, contingent or otherwise, of the Company to (A) repurchase, redeem or otherwise acquire any shares (or membership units, as applicable) of Company Stock or (B) to make any investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any third party and (iii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(c) There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote or Consent (or, convertible into, or exchangeable for, securities having the right to vote or Consent) on any matters on which the Company’s stockholders may vote. There are no voting trusts, irrevocable proxies or other Contracts to which the Company, or the Seller is a party or is bound with respect to the voting or Consent of any shares of Company Stock.

(d) All of the outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable and have been issued, transferred and granted in all material respects in compliance with all applicable securities Laws.

2.5 Non-Contravention; Consents. Except as set forth in Schedule 2.5, the execution and delivery of this Agreement and the other Transaction Documents to which the Company is or will be a party by the Company and the consummation by the Company of the Transactions will not cause a: (a) violation of any of the provisions of the Organizational Documents of any Acquired Company; (b) violation by any Acquired Company of any Law applicable to such Acquired Company; or (c) default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of any Acquired Company under, or give to others any rights of termination, cancellation or acceleration of any material obligations of the Acquired Companies, or result in the creation of a Lien on any of the properties or assets of the Acquired Companies (other than a Permitted Encumbrance) pursuant to, any Material Contract. Except as set forth in Schedule 2.5 and except as may be required by the HSR Act or other Antitrust Law, no Acquired Company is required to obtain any Consent from any Governmental Entity or party to a Material Contract at any time prior to the Closing as a result of the execution and delivery of this Agreement or the other Transaction Documents or the consummation by the Company of the Transactions.

2.6 Financial Statements. Schedule 2.6(a) contains (i) the Company’s audited consolidated balance sheets as of December 31, 2019, and December 31, 2020 (collectively, the “Audited Balance Sheets”), (ii) the Company’s audited consolidated statements of income (loss) and statements of cash flows for each of the fiscal years ended December 31, 2019 and December 31, 2020, and (iii) the Company’s unaudited consolidated balance sheet as of September 30, 2021 (the “Unaudited Balance Sheet”), and the unaudited consolidated statement of income (loss) and statement of cash flows for the nine months ended September 30, 2021 (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Acquired Companies at the dates therein indicated and the results of operations of the Acquired Companies for the periods therein specified in accordance with GAAP, except (x) as may be indicated in the footnotes to such financial statements and (y) that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments. The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.7 Absence of Certain Changes. Except as expressly contemplated by this Agreement and as set forth on Schedule 2.7, between the date of the Unaudited Balance Sheet and the Agreement Date, there has not occurred: (a) any event or series of related events that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (b) any event or action that would require the Consent of the Buyer pursuant to Section 5.2 if such event or action occurred during the Pre-Closing Period.

2.8 Title to Assets. The Acquired Companies have good and valid title to all assets owned by them as of the Agreement Date, including all assets (other than capitalized or operating leases) reflected on the Unaudited Balance Sheet (except for assets sold or otherwise disposed of since the date of the Unaudited Balance Sheet in the ordinary course of business). All of such assets are owned by the Acquired Companies free and clear of any Liens (other than Permitted Encumbrances).

2.9 Real Property; Leasehold. The Acquired Companies do not own any real property and since January 1, 2019 have not owned any real property, and the Acquired Companies do not own or possess any interest, right, license or title in or to any real property, except for the leaseholds created under the real property leases (the “Real Property Leases”) for the properties identified in Schedule 2.9 (the “Leased Real Property”). Schedule 2.9 states forth with respect to each Leased Real Property: (i) name of lessee, (ii) address of the Leased Real Property, (iii) name of the lessor, and (iv) the lessor’s city, state and zip code. The Acquired Companies are in material compliance with such Real Property Leases, and have a valid and subsisting leasehold interest in all Leased Real Property, in each case free and clear of all Liens, other than Permitted Encumbrances. The Acquired Companies have not granted any other Person the right to occupy or use any Leased Real Property, and, to the Knowledge of the Company, no Person has a right to occupy such Leased Real Property other than the Acquired Companies. There are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of any Leased Real Property. The Acquired Companies have not received written notice of (i) default, or intention to terminate or not renew, any Real Property Lease or (ii) any eminent domain, condemnation or similar Legal Proceeding pending or threatened, against all or any portion of any Leased Real Property, and, to the Knowledge of the Company, none of the foregoing has been threatened in writing. Neither the operations of the Acquired Companies on the Leased Real Property, nor the Leased Real Property or the buildings and structures comprising or appurtenant to the Leased Real Property, violate in any material manner any applicable building code, zoning requirement, or classification or similar Law relating to the particular property or such operations, and the Leased Real Property and its current use, occupancy, and operation by the Acquired Companies and the buildings and other improvements that are part of or appurtenant to the Leased Real Property do not (A) constitute a nonconforming (other than legal nonconforming) use or structure under, and are not in material violation of, any applicable building, zoning, subdivision, or other land use or similar Laws, or (B) encroach upon any real property of, or easement held by, any other Person in a manner that is not otherwise permitted. The buildings, structures, equipment and improvements that are part of or are an appurtenance to the Leased Real Property, are in good operating condition and repair (ordinary wear and tear excepted) in all material respects, supplied with utilities necessary and otherwise suitable for the conduct of the business as presently conducted therein. During the past three years there has been no material destruction, damage or casualty with respect to the Leased Real Property other than as set forth on Schedule 2.9, the building located on the Leased Real Property and any improvements appurtenant thereto, which have not been fully repaired and restored.

2.10 Intellectual Property; Data Privacy and Security.

(a) Schedule 2.10(a) sets forth a list of each Company Product.

(b) Schedule 2.10(b) identifies: (i) each item of Registered IP in which the Acquired Companies have or purport to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. Each of the Patents included in the Registered IP that is owned solely by an Acquired Company (and, to the Company’s Knowledge, with respect to any co-owned Patents), properly identifies by name each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent is issued or pending. As of the Agreement Date, no Registered IP that is listed or required to be listed on Schedule 2.10(b) is involved in any interference, opposition, reissue, reexamination, revocation or equivalent Legal Proceeding, in which the scope, validity or enforceability of any such Registered IP is being contested or challenged.

(c) The Acquired Companies have good, valid, and sole title (free and clear of all Liens other than Permitted Encumbrances) to all of the Company Intellectual Property.

(d) The Acquired Companies’ conduct of their businesses as conducted since January 1, 2019 and as currently conducted, the Company Intellectual Property and to the Company’s Knowledge the Company Licensed Intellectual Property (i) have not infringed, misappropriated, diluted or otherwise violated and (ii) do not infringe, misappropriate, dilute or otherwise violate any other rights in Intellectual Property of any other Person. No Legal Proceedings have been instituted, are pending or, to the Company’s Knowledge, have been threatened in writing that challenge the rights of the Acquired Companies in or to the validity, enforceability, use or ownership of any Intellectual Property. The Acquired Companies have not received any written charge, complaint, notice, claim or other assertion of any present, impending or threatened violation, infringement, misappropriation, dilution or other challenge of, or conflict resulting from, the use or ownership by the Acquired Companies of any Intellectual Property (including any demands or unsolicited “offers” to license Intellectual Property from another Person), and there are no written claims pending or, to the Company’s Knowledge, threatened that allege any such violation, infringement, misappropriation, dilution or other challenge or conflict, nor, to the Company’s Knowledge, is there any reasonable basis therefor. Except as set forth on Schedule 2.10(d), none of the Company Intellectual Property is subject to any pending or outstanding Governmental Order, or Contract that adversely restricts the use, transfer, registration or licensing of any such Company Intellectual Property by the Company, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Company Intellectual Property.

(e) To the Company’s Knowledge, no Person since January 1, 2019 has infringed, misappropriated, diluted or otherwise violated and no Person is currently infringing, diluting, misappropriating or otherwise violating any Company Intellectual Property.

(f) Each Contract pursuant to which any Intellectual Property is licensed to the Acquired Companies are the “Inbound Licenses” and such licensed Intellectual Property are the “Company Licensed Intellectual Property.” Schedule 2.10(f) identifies each Inbound License (other than (i) non-exclusive licenses to commercially available third-party Software with an aggregate amount of license and maintenance and other fees of less than $100,000 in the twelve months ending September 30, 2021 (“Off-the-Shelf Software”) or (ii) non-disclosure agreements entered into in the ordinary course of business consistent with past practice). The Acquired Companies have performed all material obligations required to be performed by it under the Inbound Licenses, and the Acquired Companies are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to Company’s

Knowledge, no other party to any Inbound License is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. The Acquired Companies have not received any written notice of breach of any Inbound License. Schedule 2.10(f) sets forth a correct and complete list of all third-party Software that is incorporated into, embedded into, or installed with any Company Products distributed to customers or other third parties.

(g) Schedule 2.10(g) lists each outbound license of Company Intellectual Property, other than non-exclusive licenses entered into in the ordinary course of business (“Outbound Licenses”).

(h) Except as set forth on Schedule 2.10(h), the Acquired Companies have taken reasonable security measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets, including Personal Information, and other technical information.

(i) All Persons formerly and currently employed or engaged by the Acquired Companies (A) who have participated in or contributed to the conception, authorship, creation or development of any Intellectual Property in the course of his or her employment or engagement by the Acquired Companies have executed and delivered to such Acquired Company valid and enforceable written contracts providing for the assignment (by way of a present grant of assignment) by such Person to an Acquired Company of Intellectual Property that has been authored, created or developed by such Person in connection with his or her employment by, engagement by or contract with the Acquired Company; and (B) who have been exposed to any trade secrets material to any Acquired Company or another Person for which the Company is under an obligation to maintain confidentiality, have executed and delivered to such Acquired Company valid and enforceable written contracts obligating each such Person to maintain the confidentiality of and not disclose to any third party such Intellectual Property and trade secrets of or otherwise maintained by the Company (each, an “IP Agreement”). No such Person to the Company’s Knowledge is in breach of any such IP Agreement. To the Company’s Knowledge, no former or current employee, officer, director, consultant or advisor of the Acquired Companies has any right, license, claim or interest whatsoever in or with respect to any Company Intellectual Property.

(j) No Governmental Entity or academic institution has any right to, ownership of, or right to royalties for any Company Intellectual Property.

(k) The execution and delivery of this Agreement and the consummation of the Transactions (alone or in combination with any other event), and the compliance with the provisions of this Agreement do not and will not conflict with, alter, or impair, any of the rights of the Acquired Companies in any Company Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration or scope of any Company Intellectual Property. The Acquired Companies own or have the right to use, and, immediately after the execution and delivery of this Agreement and the consummation of the Transactions (alone or in combination with any other event), will continue to own or have the right to use on the same terms, all Intellectual Property necessary to conduct the business of the Acquired Companies as presently conducted, including the development, use, marketing, distribution, licensing out and offering as a service of any Company Product.

(l) No Acquired Company has used or distributed any Open Source Code in a manner that would reasonably be expected to: (i) require an Acquired Company to distribute or disclose the source code of any Company Software; (ii) require an Acquired Company to distribute or make available any Company Software without charge or at a reduced charge; or (iii) require that any Person who receives a copy of thereof has the right to decompile, disassemble or otherwise reverse engineer any Company Software; except, in each of the foregoing cases, other than with respect to Open Source Code not owned by the Acquired Companies.

(m) Except as listed in Schedule 2.10(m), and except for any Software (e.g., JavaScript) which is customarily delivered in source code form in the ordinary course of providing such Software (e.g., accompanying a developer’s kit), no Acquired Company has disclosed, licensed or delivered to any Person, or permitted the disclosure, license or delivery to any escrow agent or other Person of, the source code for any Company Software, other than to consultants and independent contractors bound in writing to maintain its confidentiality in connection with their work for the Acquired Companies. The Acquired Companies have no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or otherwise make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Acquired Companies or a current consultant or independent contractor bound in writing to maintain the confidentiality thereof. No event has occurred, and the Company’s Knowledge, no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall result in the disclosure or delivery of the source code for any Company Software by an Acquired Company or any escrow agent to any other Person. Schedule 2.10(m) identifies each Contract pursuant to which Company has deposited, or is or may be required to deposit, with an escrow agent or other Person, the source code for any Company Software. The Acquired Companies are in compliance with and, at all times since January 1, 2019, have been in compliance with and have implemented reasonable measures to remain in compliance with all Privacy and Security Requirements. Except as listed in Schedule 2.10(m), the Acquired Companies implement, maintain, comply with, and enforce (and at all times since January 1, 2019 have implemented, maintained, complied with, and enforced) a written privacy and information security program (the “Program”) that contains reasonable administrative, physical, technical, and logical policies, procedures, controls, and safeguards and that (i) complies in all material respects with the Privacy and Security Requirements and all applicable Laws, and is in conformity with or exceeds reasonable industry practices and standards, (ii) ensures the security, confidentiality, integrity, and availability of Company Data and Business Systems; (iii) protects Company Data and Business Systems against Security Incidents; (iv) includes risk assessments that identify any internal and external threats to Company Data and Business Systems, assess of the likelihood and potential damage of such threats (taking into account the sensitivity of Company Data and Business Systems), and assess the sufficiency of the Program to provide appropriate protection against such risks; (v) provides for regular assessment and re-assessment of the Program and the protections for Customer Data and Business Systems; and (vi) ensures the proper disposal of Company Data. Without limiting the generality of the foregoing:

(i) Except as listed in Schedule 2.10(m), the Acquired Companies implement, and at all times since January 1, 2019 have implemented, measures consistent with the Privacy and Security Requirements in all material respects, and which conform with industry best practices and standards, that prevent the unintended or malicious loss, destruction or alteration of Company Data, including (without limitation): (i) employing antivirus and behavioral tools designed to remove known malicious functionalities from any system or endpoint, (ii) preventing the transmission of attacks in connection with any Company Data or Business Systems; (iii) using up-to-date and at a minimum industry-standard virus and malicious code detection and protection products on all workstations and servers used in connection with the Acquired Companies’ business; (iv) monitoring, at least at a commercially reasonable level, Business Systems for newly identified system vulnerabilities, and fixing or patching any identified system or security problem as required by the risk rating of the vulnerability as soon as reasonably possible after becoming aware thereof.

(ii) Except as listed in Schedule 2.10(m), the Acquired Companies maintain, comply with, and enforce (and at all times since January 1, 2019 have maintained and enforced) vendor management policies, procedures, and processes that ensure that all third-party vendors, suppliers, service providers, partners, contractors, and customers comply with the Privacy and Security Requirements in all material respects.

(n) Except as set forth in Schedule 2.10(n), since January 1, 2019, (a) there has been no Security Incident (nor is any Security Incident currently under investigation); and (b) to the Knowledge of the Acquired Companies, no vendor, supplier, or service provider has experienced or is experiencing a Security Incident.

(o) The Acquired Companies maintain, materially comply with, and enforce (and at all times since January 1, 2019 have maintained, complied with, and enforced) business continuity and disaster recovery policies and procedures with respect to Company Data and Business Systems that (i) comply in all material respects with the Privacy and Security Requirements and all applicable Laws, and are in conformity with or exceed reasonable industry practices and standards; (ii) are intended to ensure the reliable operation of the Business Systems; and (iii) are reasonable in light of the nature of the Company Data and Business Systems in the event of interruptions in, impediments to, or the unavailability or loss of any Company Data or Business System. Since January 1, 2019, the Acquired Companies have conducted a functional test of its business continuity and disaster recovery policies and procedures on at least an annual basis; the Acquired Companies have remediated any and all material deficiencies and/or issues identified by such exercises; and such policies and procedures have been proven effective upon such testing in all material respects. Except as set forth on Schedule 2.10(o), since January 1, 2019, there has been no unplanned interruption or unavailability of or related to the Business Systems or Company Data, or interruption, impediment, failure, breakdown, crash, malfunction, or substandard performance of the Acquired Companies’ business or operations arising from or relating to the Business Systems or Company Data.

(p) The Business Systems are reasonably sufficient, for and operate and perform in all material respects as required in connection with, the operation of the business of, the Acquired Companies (including as to capacity, scalability and ability to process peak volumes in a timely manner) as of the Closing. The Business Systems are configured and maintained to reasonably limit the effects of externally introduced viruses, bugs and other similar destructive programs or codes, and comply with the terms relating to the performance of Business Systems of all Contracts to which the Acquired Companies are a party or bound. Since January 1, 2019, the Business Systems have and have had no material vulnerabilities, errors, or defects that have not been reasonably mitigated, and to the Company’s Knowledge contain no code (or lack of code) that is malicious and/or designed to or, if used or exploited by others, could be used to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of the Business Systems, or to access, exfiltrate, modify, or delete information stored on the Business Systems (including without limitation “viruses” and “back doors”).

(q) The Acquired Companies have provided all notices necessary to, and have all rights, consents and authorizations necessary to (a) collect, receive, access, use, and disclose the Company Data in the Acquired Companies’ possession or under its control in connection with the operation of its business, including any Personal Information in the possession of control of any vendor, supplier, or service provider of the Acquired Companies, and (b) transfer the Company

Data to Parent in connection with this transaction for Parent’s contemplated receipt, access, use, and disclosure of the Personal Information following the Closing. The Acquired Companies own, lease, license or otherwise have the legal right to use or have operated on their behalf, all Business Systems and Company Data, and no person other than the Acquired Companies has or may claim any right, title, or interest in Company Data. For the avoidance of doubt, to the extent Business Systems include or are comprised of artificial intelligence and/or algorithms (“AI”), (i) the Acquired Companies have developed such AI in compliance with all Privacy and Security Requirements; (ii) the Acquired Companies had and have all necessary rights, title, and interest in any data or information that was used and/or is used to develop, train, improve, and operate the AI; (iii) the AI operates in all respects in compliance with applicable Law, all Privacy and Security Requirements, and all regulatory guidance applicable to the development and operation of AI; and (iv) the AI operates in all respects in a reasonable, fair, secure, transparent, and nondiscriminatory manner. The Acquired Companies are entitled to transfer all right, title, and interest to the Company Data to Parent in connection with this transaction, and following the Closing, no person other than Parent may claim any right, title, or interest in the Company Data.

(r) Except as set forth in Schedule 2.10(r), since January 1, 2019, the Acquired Companies have not received any notice of any Legal Proceeding from any Governmental Entity or any other person regarding any privacy or security practice, any Security Incident, or any actual, alleged, or possible violation of or failure to comply with any Privacy and Security Requirement by the Acquired Companies or any of its vendors, suppliers, service providers, and/or contractors. To the Knowledge of the Acquired Companies, no facts or circumstances exist that could give rise to or be used as the basis for any Legal Proceeding. Since January 1, 2019, the Acquired Companies have not received any notice of deficiencies in the Acquired Companies’ regulatory oversight exams that may call into question the Acquired Companies’ ability to securely service clients in the financial services industry.

2.11 Regulatory Matters.

(a) At all times since January 1, 2018, the Acquired Companies and their employees and representatives have timely filed and/or held all material Permits required under applicable Laws for the conduct of the business of the Acquired Companies in jurisdictions where the Acquired Companies offer their products, and no Governmental Entity has threatened to revoke or suspend any such Permit. The Acquired Companies are in compliance in all material respects with the terms of such Permits and with any remedial actions required by Governmental Entities (whether in regulatory oversight exam reports or otherwise), in each case, regarding any product offered by the Acquired Companies. Subject to the making of all necessary filings and receipt of all necessary approvals pursuant to Section 6.1, no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the suspension, cancellation or violation of any material Permit, and none of the execution, delivery or performance of this Agreement or the other Transaction Documents, nor the consummation of the Transactions, will result in a violation of or default under or cause the revocation or cancellation of any material Permit.

(b) Each of the loans on the books and records of the Acquired Companies was made in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the Knowledge of the Knowledge Individuals, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles and the Servicemembers’ Civil Relief Act.

(c) Except as set forth on Schedule 2.11, the Acquired Companies have not received any written notice from any Governmental Entity (i) contesting the provision of any product of the Acquired Companies or (ii) otherwise alleging any violation of Laws by the Acquired Companies with respect to any product of the Acquired Companies.

(d) The Acquired Companies are not subject to any pending, asserted, or imposed fine, action, penalty, liability or other Governmental Order from any Governmental Entity as a result of a failure to comply in all material respects with any Law, or from any self-regulatory body or organization (“Self-Regulatory Organization”), including Visa USA, Inc., the Payment Card Industry (PCI) Security Standards Council, and the National Automated Clearinghouse Association (NACHA), as a result of any failure to comply in all material respects with any Law or any rules or regulations of any such Self-Regulatory Organization. Without limiting the generality of the foregoing, the Acquired Companies have implemented written policies, procedures, and internal controls reasonably designed to achieve material compliance with: (i) all applicable Laws relating to lending; (ii) all applicable Laws pertaining to consumer protection in providing consumer financial products and services; and (iii) all applicable rules and requirements of any Self-Regulatory Organization.

(e)

(i) The Acquired Companies are and since January 1, 2018 have been, in compliance in all material respects with the prohibition against engaging in any unfair, deceptive or abusive acts or practices (“UDAAP”) under applicable Law, and the prohibition against engaging in unfair or deceptive acts or practices (“UDAP”) under applicable Law; and

(ii) Since January 1, 2018, the Acquired Companies have not received any written notice or been charged with any material UDAAP or UDAP violations.

(f) Except as set forth on Schedule 2.11(f), there are no pending, or to the Company’s Knowledge, threated disputes or controversies between the Acquired Companies, on the one hand, and any Governmental Entity, on the other hand, or any investigations, investigative demands or inquiries by any Governmental Entity relating to or affecting the Company or that would reasonably be expected to prevent or delay the consummation of the Transactions.

(g) To the extent there has been any supervisory or other examination or audit by any Governmental Entity with respect to the Acquired Companies, the Acquired Companies have remediated or are in the process of remediating any issues identified in any written reports issued in connection with any such examination or audits that the Governmental Entity required to be remediated.

(h) None of the loans by the Acquired Companies is subject to the Military Lending

Act.

(i) The Acquired Companies are, and have at all times since January 1, 2018 been, in compliance in all material respects with all Anti-Money Laundering Laws.

2.12 Material Contracts.

(a) Schedule 2.12(a) lists each Contract (other than purchase orders) in effect as of the Agreement Date to which any Acquired Company is a party or by which any of its properties or assets are otherwise bound of the following categories (the “Material Contracts”):

(i) any Contract (or group of related Contracts) that require future payments by or to the Acquired Companies in excess of $500,000 in any calendar year, including any Contract (or group of related Contracts) for the purchase or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services (except for any Company Plan, offer letters or management, employment, service, consulting, severance, independent contractor or other similar type of Contracts ) in each case that is not terminable without penalty on 90 days’ or shorter notice;

(ii) (A) any Contract entered into pursuant to which any Acquired Company acquired any operating business or material assets, in each case other than any such Contracts entered into in the ordinary course of business (including pursuant to financing agreements, leases and commercial agreements with suppliers and/or with respect to the sale, distribution or licensing of products by the Acquired Companies);

(iii) (A) any monetary guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by any Acquired Company; (B) any Contract evidencing Indebtedness of any Acquired Company (excluding any unpaid severance or deferred compensation obligations of any Acquired Company) or providing for the creation of or granting any Lien upon any of the property or assets of any Acquired Company (excluding Permitted Encumbrances); and (C) any currency, commodity or other hedging or swap Contract;

(iv) (A) any Contract creating or purporting to create any joint venture or any sharing of profits or losses by any Acquired Company with any third party; or (B) any Contract that provides for “earn-outs” or other similar contingent payments by or to any Acquired Company for the deferred purchase price of property or services;

(v) any Contract under which any Governmental Entity has any material rights;

(vi) (A) any Contract containing covenants restricting competition which have, or would have, the effect of prohibiting any Acquired Company from engaging in any business or activity in any geographic area or other jurisdiction, other than nondisclosure agreements entered into (1) in the ordinary course of business consistent with past practice or (2) in connection with this Agreement; (B) any Contract in which any Acquired Company has granted “exclusivity” or that requires any Acquired Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; or (C) any Contract containing a “most-favored-nation”, “best pricing” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;

(vii) any Contract with a Top Vendor or involving a distributor, partner or reseller pursuant to which the Acquired Companies received payments in excess of $500,000 in the aggregate during the twelve months ended September 30, 2021;

(viii) any Contract involving commitments to make capital expenditures or to purchase or sell assets involving $100,000 or more individually in any calendar year;

(ix) any Real Property Lease;

(x) any Inbound License and any Outbound License, and any IP Agreements;

(xi) any management, employment, service, consulting, severance, independent contractor or other similar type of Contract that provides for annual payments in excess of $100,000, except any such Contract that is terminable on 90 days’ or shorter notice without the payment of any severance;

(xii) any Contract providing for the indemnification of any current or former director, officer or employee of any Acquired Company;

(xiii) any Contract which provides for payments or other benefits that are conditioned on or result from a change of control of any Acquired Company; and

(xiv) any power of attorney granted by any Acquired Company that is currently in effect, except for any power of attorney granted to a professional services firm for the purpose of filing any Tax Returns or foreign intellectual property filings, in each case, on behalf of such Acquired Company.

(b) With respect to each Material Contract listed in Schedule 2.12(a): (i) such Material Contract is with respect to each party thereto other than the applicable Acquired Company, binding and enforceable against such party in accordance with its terms, subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; and (ii) no Acquired Company is in material breach or material default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Material Contract, and to the Company’s Knowledge, no other party to such Material Contract is in material breach or material default of such Material Contract. The Company has made available to the Buyer or its counsel a true and complete copy of each Material Contract.

2.13 Liabilities. The Acquired Companies have no material liabilities required to be reflected in the Unaudited Balance Sheet under GAAP other than: (a) those set forth or adequately reserved against in the Unaudited Balance Sheet; (b) those incurred in the ordinary course of business since the date of the Unaudited Balance Sheet; or (c) those incurred pursuant to or in connection with the execution, delivery or performance of this Agreement.

2.14 Compliance with Laws. The Acquired Companies, including the business operated thereby, are, and since January 1, 2019 have been, in compliance with applicable Laws in all material respects. Except as set forth in Schedule 2.14, since January 1, 2019, the Acquired Companies have not received any written notices of any actual or suspected material violations with respect to any applicable Laws.

2.15 Certain Business Practices.

(a) Each of the Acquired Companies, and to the Company’s Knowledge, the employees, officers, directors or other representatives of the Acquired Companies: (a) have not used and are not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) have not made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) have not violated and are not violating any Anti-Corruption Laws; (d) have not established or maintained, and are not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) have not made, and are not making, any false or fictitious entries on its accounting books and records; (f) have not made, and are not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and have not paid, and are not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; and (g) have not otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.

(b) Neither the Acquired Companies nor, to the Company’s Knowledge, any officer, director, employee or agent of the Acquired Companies or, to the Company’s Knowledge, any other Person acting on their behalf has, directly or indirectly, violated any applicable export control Law, trade economic sanctions Law, import Law, or antiboycott Law, in the United States or any other jurisdiction. Neither the Acquired Companies nor, to the Company’s Knowledge, their officers, directors, employees, or any Person acting on their behalf is a “Sanctioned Party,” defined as (i) a party listed on a prohibited or restricted party list published by the United States government, including the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) “Specially Designated Nationals and Blocked Persons List” or any other similar lists, including but not limited to the OFAC Consolidated List, or “blocked” or subject to other sanctions pursuant to any applicable Laws or requirements of OFAC, Bureau of Industry and Security of the U.S. Department of Commerce or the Directorate of Defense Trade Controls of the U.S. State Department or any applicable non-U.S. sanctions Laws. Further, the Acquired Companies and, to the Company’s Knowledge, their officers, directors, employees, or agents acting on their behalf, have not, directly or indirectly, conducted any unauthorized business or other dealings, in each case on behalf of or for the benefit of the Acquired Companies, involving any Sanctioned Party.

2.16 Tax Matters.

(a) Each of the Acquired Companies has filed all income and other material Tax Returns that it was required to file under applicable Laws, and such Tax Returns are correct and complete in all material respects. All income and other material Taxes regardless of whether shown on any Tax Return as due and owing by the Acquired Companies have been paid, withheld or duly reserved for in the Company Financial Statements. There are no Liens for Taxes (other than Permitted Encumbrances) upon any of the assets of any Acquired Company.

(b) No Acquired Company has received from any Governmental Entity any written notice regarding any proposed or pending audit, examination or other Legal Proceeding in connection with any income or other material Tax or a material Tax Return of any Acquired Company that has not been resolved or paid in full.

(c) No Acquired Company has waived or agreed to extend any statute of limitations with respect to any material Taxes (or any material assessment or deficiency related to Taxes) or agreed to or been granted any extension of time for filing any Tax Return that has not been filed (other than ordinary course extensions), in each case, which such waiver or extension is outstanding (other than pursuant to customary extensions of the due date for filing Tax Returns obtained in the ordinary course of business of no more than seven months).

(d) No Acquired Company is subject to Tax in any jurisdiction (other than the country in which the applicable Acquired Company is organized) by virtue of being engaged in a trade or business, or being deemed to have a permanent establishment (within the meaning of an applicable income tax treaty), in such jurisdiction. In the past three years, no Acquired Company has received a written claim from any Governmental Entity in a jurisdiction in which the Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

(e) In the two-year period ending on the Agreement Date, no Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(f) No Acquired Company has participated or is participating in any transaction which was or is a “listed transaction” as defined in Section 6707A(c) of the Code or the Treasury Regulations promulgated thereunder.

(g) The Company has delivered or made available to Parent complete and accurate copies of all U.S. federal income Tax Returns of the Acquired Companies for taxable years ending on or after December 31, 2016, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Acquired Companies in the last three years.

(h) No Acquired Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes (other than this Agreement and any Contract, such as a loan or a lease, entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes).

(i) Except as set forth on Schedule 2.16(i), no Acquired Company has been a member of an affiliated group filing a U.S. federal income Tax Return (other than a group the common parent of which is or was the Company).

(j) No Acquired Company has any liability for the Taxes of any Person (other than another Acquired Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (other than this Agreement and any Contract, such as a loan or a lease, entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes) or otherwise.

(k) Except as set forth on Schedule 2.16(k), no Acquired Company has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or (ii) claimed or received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) or Section 2301 of the CARES Act.

(l) Schedule 2.16(l) sets forth the U.S. federal income tax classification (e.g., corporation, partnership, disregarded entity) of each Acquired Company.

(m) No Acquired Company will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(n) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) any change in or improper use of any method of accounting for a taxable period ending on or prior to the Closing except as set forth on Schedule 2.16(n)(A); (B) any “closing agreement” as described in Code Section 7121 (or any similar provision of state, local, or foreign law) executed on or prior to the Closing; (C) any intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign law) entered into or existing prior the Closing; (D) any installment sale or open transaction disposition made on or prior to the Closing; (E) any prepaid amount or deferred revenue received on or prior to the Closing; (F) application of Code Section 956 on or prior to Closing; or (G) “global intangible low-taxed income” (within the meaning of Code Section 951A (or any corresponding or similar provision of state, local, or foreign law)) attributable to a period (or portion thereof) ending on or prior to the Closing.

2.17 Employee Benefit Plans and Employee Matters.

(a) Schedule 2.17(a) sets forth a list of all Employee Benefit Plans adopted, maintained, sponsored in whole or in part or contributed to by the Acquired Companies or with respect to which the Acquired Companies could have any obligation or liability contingent or otherwise (collectively, the “Company Plans”).

(b) With respect to each Company Plan, as applicable, the Company has made available to the Buyer or its counsel a true, correct and complete copy of: (i) the written Company Plan document and all amendments thereto, and all trusts (or other funding arrangement) or service agreements relating to the administration and recordkeeping of such written Company Plans, and written summaries of the material terms of all unwritten Company Plans; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any, for each Company Plan that is subject to such reporting requirements; (iii) the current summary plan description and any material modifications thereto or any written summary provided to participants with respect to any Company Plan for which no summary plan description exists; (iv) if such Company Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, and any pending applications for a determination letter; (v) copies of non-discrimination testing results for the two most recently completed plan years; and (vi) copies of any voluntary correction filings within the past three years with the IRS or the U.S. Department of Labor.

(c) Each Company Plan has been established and maintained in material compliance with its terms and all applicable Laws, including ERISA and the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan that would reasonably be expected to result in any material liability. There are no current actions, suits or claims pending, or, to the Company’s Knowledge, threatened in writing (other than routine claims for benefits) against any Company Plan or against the assets of any Company Plan. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened in writing by any Governmental Entity with respect to any Company Plan. The Acquired Companies have timely made or otherwise provided for all contributions and other payments required by and due under the terms of each Company Plan.

(d) Except as set forth on Schedule 2.17(d), no payment or benefit that will or may be made by the Acquired Companies with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a parachute payment within the meaning of Code Section 280G(b)(2). There is no Contract or Company Plan under which the Acquired Companies are bound to provide a gross-up or otherwise reimburse any employee for excise taxes paid pursuant to Section 4999 of the Code. Except as set forth on Schedule 2.17(d), the execution and delivery of this Agreement, the consummation of the Transactions and the Closing, either alone or in conjunction with any other event, will not (i) result in any payment (whether in cash or property) of compensation or benefits becoming due to any current or former employee, consultant, independent contractors or other individual service provider of the Acquired Companies under a Company Plan, (ii) result in any acceleration of the time of payment or vesting of any benefits or increase the amount of compensation or benefits due to, or result in the forgiveness of indebtedness of any current or former employee, consultant, independent contractors or other individual service provider of any Acquired Company under any Company Plan, or (iii) trigger an obligation to fund obligations under, or prevent the modification or termination of, any Company Plan.

(e) Each Company Plan that is intended to be “qualified” under Section 401(a) of the Code and is to Company’s Knowledge so qualified and has received the most recently available a favorable determination letter, or is entitled to rely on an advisory letter or opinion letter, as applicable, from the IRS that the form of such plan is qualified under Section 401(a) of the Code and the trust thereunder is exempt from federal income tax under Section 501(a) of the Code, and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Plan.

(f) No Acquired Company nor any entity with which any Acquired Company was, at the relevant time, considered a single employer under Sections 414(b), (c) or (m) of the Code (an “ERISA Affiliate”) has sponsored, contributed to, or had any obligations or incurred any liability under any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), or, except as set forth in Schedule 2.17(f), a “multiemployer plan” within the meaning of Section 3(37) of ERISA. No Company Plan is a multiple employer plan (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c)) or a multiple employer welfare arrangement as defined in ERISA Section 3(40). No Acquired Company nor any ERISA Affiliate has incurred, and there are no circumstances under which any Acquired Company or ERISA Affiliate could reasonably incur, any liability under Title IV or ERISA or Section 412 of the Code.

(g) Schedule 2.17(g) contains a true, complete and correct list of the employees employed by each of the Acquired Companies, as of October 31, 2021, including their respective job titles, principal place of employment (city, state), compensation (including current annualized salaries or hourly wage rate and 2020 incentive compensation, as applicable), each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, the date of hire, active or inactive status (including type of leave status, and expected return date, if known), and visa status. To the Company’s Knowledge, no employee of any of any Acquired Company intends to resign, retire or discontinue such Person’s relationship with the applicable Acquired Company as a result of the Transactions or otherwise within one year after the Closing Date.

(h) The Acquired Companies: (i) are and during the past three years have been in material compliance with all applicable Laws, and with any Governmental Order, respecting the employment of labor, including all Contracts and all such Laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; employee leave requirements; child labor; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”); (ii) to the Company’s Knowledge, have withheld and reported all amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries and other payments to any employee; and (iii) to the Company’s Knowledge, have no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(i) Except as set forth on Schedule 2.17(i), during the past three years, no Acquired Company has effectuated: (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Acquired Company; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company; and no Acquired Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

(j) Except as set forth in Schedule 2.17(j), there are no, and in the past three years there have been no, Legal Proceedings against or relating to any Acquired Company pending or, to the Company’s Knowledge, threatened relating to any Company Plan, collective bargaining Contract, or any Employment Matters.

(k) No Acquired Company is a party to any Contract or subcontract with the United States government or any department or agency thereof that, individually or in the aggregate, triggers any obligations under Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, and to the Company’s Knowledge, no customers are using the products or services of any Acquired Company to perform services or provide goods for the United States government or any department or agency thereof, or have included any reference to federal contracting, subcontracting or supplying, or otherwise referenced Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, in any agreement with any Acquired Company.

(l) Except as set forth in Schedule 2.17(l), in the past three years, (i) to the Company’s Knowledge, no allegations of sexual harassment have been made against any employee of any Acquired Company who is (A) an executive officer or (B) at the level of vice president or above, and (ii) no Acquired Company has entered into any settlement Contracts related to allegations of sexual harassment or misconduct by any employee or independent contractor of any Acquired Company.

2.18 Environmental Matters. To the Company’s Knowledge, no current or prior owner of any property leased or controlled by any Acquired Company has received any written notice from a Governmental Entity during the past two years that alleges that such current or prior owner or any Acquired Company is materially violating any Environmental Law. The Acquired Companies are in compliance in all material respects with, and have no material liability under, any provisions of leases relating in any way to any Environmental Laws or to the use, management or release of Hazardous Substances under such leases. The Acquired Companies have delivered or otherwise made available to the Buyer or its counsel copies of any environmental investigation, study, test, audit, review or other analysis in its possession in relation to the current or prior businesses of the Acquired Companies.

2.19 Insurance. All fire and casualty, general liability, business interruption, cyber, technical errors and omissions, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Acquired Companies (the “Insurance Policies”) are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. The Acquired Companies’ Insurance Policies provide insurance coverage against such risks and losses as are reasonable for the Acquired Companies’ business and assets. As of the date of this Agreement, there is no material claim pending under any of the Acquired Companies’ Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Acquired Companies are in compliance in all material respects with the terms of such policies. The Acquired Companies have no Knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies.

2.20 Legal Proceedings; Orders. As of the Agreement Date and for the three-year period prior to the Agreement Date, there is and were no pending Legal Proceedings, and, to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding: (a) that involves any Acquired Company or any of the assets owned or used by any Acquired Company or any Person whose liability an Acquired Company has retained or assumed, either contractually or by operation of law; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. As of the Agreement Date, there is no Governmental Order to which any Acquired Company or any of the assets owned or used by any Acquired Company is subject. The representations and warranties made in this Section 2.20 do not apply to matters covered by Section 2.17 (Employee Benefit Plans and Employee Matters).

2.21 Financial Advisor. No broker, finder, investment banker or other Person is entitled to any brokerage or finder’s fee in connection with the Transactions based upon arrangements made by or on behalf of any Acquired Company.

2.22 Related Party Transactions. Except as set forth on Schedule 2.22, (a) neither the Seller nor any of its respective Affiliates, nor any other Related Party has been involved in any business arrangement or relationship or is or was a party to any Contract with an Acquired Company within the past 12 months (other than (i) agreements and arrangements providing compensation and/or benefits to or in respect of any current or former employee, officer, director, independent contractor or other individual service provider of an Acquired Company or (ii) benefits provided under any Company Plan), (b) no Acquired Company is owed or owes any amount to or from any Related Party (excluding (i) agreements and arrangements providing compensation and/or benefits to or in respect of any current or former employee, officer, director, independent contractor or other individual service provider of an Acquired Company or (ii) benefits provided under any Company Plan), (c) no Related Party has any beneficial or financial interest in, or serves as an officer, manager or director or in another similar capacity of, any Person with which any Acquired Company has a business relationship, and (d) neither the Seller nor any of its respective Affiliates, nor any other Related Party owns any Intellectual Property used by any Acquired Company. Except as set forth on Schedule 2.22, neither the Seller nor any of its respective Affiliates, nor any other Related Party owns any material asset, tangible or intangible, that is used in the business of any Acquired Company.

2.23 Vendors. Except as would not reasonably be expected to be material to any Acquired Company, no material supplier or vendor to any Acquired Company (excluding, for the avoidance of doubt, employees of an Acquired Company) has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, their respective relationships with any Acquired Company. Schedule 2.23 identifies the Top Vendors with which the Acquired Companies are doing business.

2.24 Bank Accounts; Liquidity. Schedule 2.24 sets forth a correct and complete list of all bank accounts, safety deposit boxes and lock boxes of the Acquired Companies and each authorized signatory with respect thereto. As of the Closing Date, the sum of (a) Cash as of the Effective Time, plus (b) the aggregate amount of all unused and available credit commitments under the Line of Credit Facilities will be at least Ten Million Dollars ($10,000,000), of which at least $5,000,000 will be Cash as of the Effective Time.

2.25 COVID-19 Matters. Except as set forth in Schedule 2.25:

(a) No Acquired Company has issued any notices seeking (i) to excuse any Acquired Company’s material non-performance, or delay an Acquired Company’s performance in any material respect, under any existing Material Contract or Real Property Lease due to interruptions caused by the COVID-19 pandemic or (ii) to modify any existing Material Contract or Real Property Lease in any material respect due to the COVID-19 pandemic.

(b) No Acquired Company has claimed any “Employee Retention Tax Credits,” as established by Section 2301 of the CARES Act, to either offset Tax deposits or receive an advance Tax refund or otherwise claimed any Tax credits under the CARES Act or the FFCRA, including for providing any paid sick leave under the FFCRA.

(c) No Acquired Company has any deferred payroll Taxes.

(d) The Acquired Companies have complied in all material respects with the paid sick leave and emergency family leave requirements of the FFCRA and other applicable Laws.

(e) The Acquired Companies have complied in all material respects with all Laws or guidelines or published directives promulgated by Governmental Entities with respect to the COVID-19 pandemic, including all Occupational Safety and Health Administration (OSHA) and Centers for Disease Control and Prevention (CDC) guidelines and requirements.

(f) No Company Plans have been amended in response to the COVID-19 pandemic.

(g) No Acquired Company is a party to, or has received written notice of, any pending or anticipated Legal Proceeding or a dispute that is reasonably likely lead to a Legal Proceeding (whether regarding contractual, labor and employment, benefits, or other matters) arising from the COVID-19 pandemic.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER

The Seller represents and warrants to the Buyer as of the Agreement Date and as of the Closing Date, except as set forth in the Disclosure Schedules, as follows:

3.1 Formation . Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability power and authority to own and operate its assets and to conduct its business in the manner in which its business is currently being conducted.

3.2 Authority; Binding Nature of Agreement. The Seller has the right, power, authority and legal capacity to perform its obligations under this Agreement and each other Transaction Document to which the Seller is or will be a party, and the execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which the Seller is or will be a party has been duly authorized by the Seller, and no other action on the part of the Seller is necessary with respect thereto. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. As of the Agreement Date, the Seller as the sole holder of the equity interest of the Company has (a) determined that the Transactions are advisable and fair and in the best interests of the Seller, and (b) authorized and approved the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Seller will be a party and approved the Transactions.

3.3 Non-Contravention. The execution and delivery by the Seller of this Agreement and each other Transaction Document to which the Seller is or will be a party and the consummation by the Seller of the Transactions will not (a) cause a violation by the Seller of any Law applicable to the Seller, (b) except as set forth on Schedule 3.3, cause a default on the part of the Seller under any Contract to which the Seller is bound or any Organizational Documents of the Seller, except for defaults that would not materially impair the ability of the Seller to perform its obligations under this Agreement or consummate the Transactions, or (c) result in the creation of, or impose upon the Seller the obligation to create, any Lien upon Company Stock held by the Seller.

3.4 Title to Securities.

(a) As of the Agreement Date, the Seller owns 100% of the issued and outstanding shares of Company Stock, free and clear of any Liens.

(b) The Seller is not a party to any option, warrant, call, put or other Contract providing for the disposition, acquisition or transfer of any shares of Company Stock. The Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any shares of Company Stock or Company Stock. Upon consummation of the Transactions, the Buyer will receive from Seller good and marketable title to 100% of the issued and outstanding capital stock of Company Stock, free and clear of all Liens.

3.5 Legal Proceedings. There are no Legal Proceedings pending or, to Seller’s knowledge, threatened against or affecting the Seller or any of the Seller properties or rights that seeks to restrain, prevent, enjoin or materially delay the Transactions or would reasonably be expected to impair the ability of the Seller to perform its obligations under this Agreement and any other Transaction Document to which the Seller is or will be a party.

3.6 Financial Advisor. No broker, finder, investment banker or other Person is entitled to any brokerage or finder’s fee in connection with the Transactions based upon arrangements made by or on behalf of the Seller.

3.7 Investment Representations.

(a) The Stock Consideration will be acquired for the Seller’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any other applicable securities Laws, and the Stock Consideration will not be disposed of in contravention of any such Laws.

(b) The Seller is able to bear the economic risk of the investment in the Parent Common Stock to be received as Stock Consideration for an indefinite period of time, and the Seller understands that the shares of Parent Common Stock to be received as Stock Consideration are subject to the transfer restrictions set forth in the Registration Rights Agreement and that no shares of Parent Common Stock that have been issued as Stock Consideration have been registered under the Securities Act or the securities Laws of any other jurisdiction.

(c) The Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions regarding the issuance of the Stock Consideration and has had full access to such other information concerning Parent as the Seller has requested. The Seller has reviewed, or have had an opportunity to review copies of, the Parent’s governing documents as well as the Parent Reports (including in particular the “Risk Factors” sections of the Parent Reports).

(d) The Seller (i) is an “Accredited Investor” as defined in Regulation D under the Securities Act, (ii) considers itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Parent Common Stock, and (iii) acknowledges and understands that an investment in the Parent Common Stock involves substantial risks and each is able to bear the economic risk of an investment in the Parent Common Stock pursuant to the terms hereof, including the complete loss of the Seller’s investment in the Parent Common Stock.

(e) Each share of Parent Common Stock issued to the Seller as Stock Consideration will bear an electronic notation that such shares have not been registered under the Securities Act and may only be transferred pursuant to an exemption from such registration or pursuant to a registration statement under the Securities Act.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE BUYER PARTIES

The Buyer Parties represent and warrant to the Company and the Seller as of the Agreement Date and as of the Closing Date, except as set forth in the Disclosure Schedules, as follows:

4.1 Due Incorporation; Subsidiaries. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

4.2 Authority; Binding Nature of Agreement. Buyer has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and the execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party has been duly authorized by all necessary action on the part of the Buyer and its board of directors. No other corporate proceedings on the part of the Buyer is necessary to authorize this Agreement or any Transaction Documents or to consummate the Transactions. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 Non-Contravention; Consents. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the Transactions will not (a) conflict with or cause a violation of any of the provisions of the Organizational Documents of the Buyer, (b) conflict with or cause a violation by the Buyer of any Law applicable to the Buyer, or (c) result in any breach, or constitute a default under, any material Contract of the Buyer, in each case, except for any such conflicts, violations, breaches or defaults that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, the Transactions or would reasonably be expected to do so. Except as may be required by the HSR Act or other Antitrust Law, the Buyer is not required to obtain any Consent from any Governmental Entity or party to a material Contract of the Buyer at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

4.4 Litigation. As of the Agreement Date, there is no Legal Proceeding pending (or, to the knowledge of Parent, being threatened) against the Buyer challenging, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

4.5 No Vote Required. No vote or other action of the stockholders of the Buyer is required by applicable Law, the Organizational Documents of the Buyer or otherwise in order for the Buyer to consummate the Closing and the Transactions.

4.6 Capitalization.

(a) As of the Agreement Date, the authorized capital stock of Parent consists of 225,000,000 shares of Parent Common Stock and 25,000,000 shares of Parent Preferred Stock. At the close of business on September 30, 2021, (i) 40,737,111 shares of Parent Common Stock were issued and outstanding, (ii) 7,224,356 shares of Parent Common Stock were held in the treasury of Parent, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) 3,876,880 shares of Parent Common Stock were reserved for issuance pursuant to outstanding awards granted pursuant to the Parent Equity Incentive Plans set forth in Schedule 4.6(a), and (v) 4,667,451 shares of Parent Common Stock were available for issuance pursuant to future granted awards under the Parent Equity Incentive Plans set forth in Schedule 4.6(a). All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued, transferred and granted in all material respects in compliance with all applicable securities Laws, and all shares of Parent Common Stock to be issued as Stock Consideration, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities Laws. Except as set forth in this Section 4.6(a), there is no other outstanding capital stock of Parent.

(b) Except for awards granted pursuant to the Parent Equity Incentive Plans as set forth in Schedule 4.6(a), (i) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or Contracts to which Parent or any of its Subsidiaries is a party requiring, and there are no securities of Parent or any of its Subsidiaries outstanding that upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Parent or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Parent Common Stock, Parent Preferred Stock or other equity securities of Parent or any of its Subsidiaries, (ii) there are no obligations, contingent or otherwise, of Parent or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of Parent Common Stock or (B) to make any investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any third party, and (iii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to Parent or any of its Subsidiaries.

(c) There are no bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries having the right to vote or Consent (or, convertible into, or exchangeable for, securities having the right to vote or Consent) on any matters Parent’s stockholders may vote. There are no voting trusts, irrevocable proxies or other Contracts to which Parent or any of its Subsidiaries is a party or is bound with respect to the voting or Consent of any shares of Parent Common Stock, Parent Preferred Stock or other equity securities of Parent or any of its Subsidiaries.

(d) All of the outstanding shares of capital stock of each of Parent’s Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of Parent’s Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of Parent’s Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance, will be validly issued, fully paid and nonassessable. All of the issued and outstanding capital stock and other ownership interests of each of Parent’s Subsidiaries owned by Parent, directly or indirectly, are owned free and clear of all Liens other than Permitted Encumbrances and free of preemptive rights.

4.7 Parent SEC Reports.

(a) Parent has timely filed or furnished all required reports, forms, schedules, registration statements, and other documents with the SEC that it has been required to file or furnish by applicable Laws since January 1, 2019 (the “Parent Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the Agreement

Date, as of the date of such subsequent filing), the Parent Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC thereunder applicable to such Parent Reports, and none of the Parent Reports when filed with the SEC, or if amended prior to the Agreement Date, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has made available to the Seller correct and complete copies of all material correspondence with the SEC since January 1, 2019. As of the date hereof, none of the Parent Reports is subject to any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) None of the Parent’s Subsidiaries is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(c) The consolidated financial statements of Parent included in the Parent Reports (including the related notes, where applicable) complied, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the Agreement Date, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(d) Since the filing of Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, except as otherwise disclosed in a subsequent current or periodic report filed or furnished with the SEC, there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Parent Material Adverse Effect.

ARTICLE 5

CERTAIN COVENANTS OF THE COMPANY

5.1 Access

(a) During the period from the Agreement Date through the earlier of the Closing or the termination of this Agreement pursuant to Section 9.1 (the “Pre-Closing Period”), and upon reasonable advance notice to the Company, the Company shall provide the Buyer and the Buyer’s Representatives with reasonable access during normal business hours to the Acquired Companies’ personnel, facilities and existing books and records; provided that any such access shall be conducted at the Buyer’s sole cost and expense, under the supervision of appropriate personnel of the Acquired Companies and in such a manner as to not unreasonably interfere with the normal operation of the business of the Acquired Companies. Nothing herein shall require any Acquired Company to disclose any information to the Buyer or the Buyer’s Affiliates or Representatives if such disclosure would (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the Agreement Date (including any confidentiality agreement to which any Acquired Company is a party); provided that the Acquired Companies shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a contravention of any applicable Law, fiduciary duty or agreement or jeopardize any attorney-client or other legal privilege including using commercially reasonable efforts to obtain the required Consent of any applicable third party or through the use of a “clean team.” Any information furnished to, or obtained by, the Buyer pursuant to this Section 5.1, and any investigation of the Acquired Companies made by Buyer or its Representatives, shall not be deemed to have been disclosed on the Disclosure Schedules as of the Agreement Date, to constitute a part of, or an amendment or supplement to the Disclosure Schedules, to cure any breach of any representation or warranty as of the Agreement Date or to otherwise limit the rights and remedies of the Buyer hereunder, in each case unless so agreed to in writing by the Buyer.

(b) In addition to and without limiting Section 5.1(a), during the Pre-Closing Period, the Company shall cooperate with and provide the Buyer and the Buyer’s Representatives with full and unrestricted access with respect to the matter set forth on Schedule 5.1(b).

5.2 Conduct of the Business of the Company. During the Pre-Closing Period, except (w) as set forth in Schedule 5.2, (x) to comply with the Acquired Companies’ obligations under this Agreement or as otherwise expressly contemplated under this Agreement, (y) as necessary to comply with applicable Laws and the Acquired Companies’ Contractual obligations, or (z) with Buyer’s Consent (which shall not be unreasonably withheld, conditioned or delayed): (i) the Company shall (and cause the Acquired Companies to) (A) carry on the Acquired Companies’ business in the ordinary course of business, (B) use commercially reasonable efforts to preserve substantially intact the Acquired Companies’ present business organization, and (C) use commercially reasonable efforts to preserve the Acquired Companies’ material relationships with suppliers, distributors, licensors, licensees and others to whom the Acquired Companies have Contractual obligations; and (ii) except as set forth in Schedule 5.2, the Company shall not (and shall cause the Acquired Companies not to):

(a) amend the Organizational Documents of the Company or any other Acquired Company;

(b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock or other property whether or not in respect of the Company Stock or other equity interests;

(c) issue, sell, transfer, pledge, dispose of or encumber any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities;

(d) enter into or adopt any plan or agreement of complete or partial liquidation or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary Legal Proceeding for reorganization, arrangement, adjustment, release or composition of Indebtedness in bankruptcy or other similar Laws now or hereafter in effect;

(e) incur any indebtedness for borrowed money (other than borrowings under the Line of Credit Facilities), or guarantee any such indebtedness, or issue or sell any debt securities or guarantee any debt securities of others;

(f) make any capital expenditures, capital additions or capital improvements in excess of $100,000 in the aggregate;

(g) knowingly waive any material right of any Acquired Company under any Material Contract;

(h) acquire or agree to acquire by merging with, or by purchasing a material portion of the stock or assets of, or by any other manner, any business or any Entity, or otherwise enter into any joint venture, partnership or other similar Contract;

(i) sell, encumber or otherwise dispose of, lease or exclusively license any properties or material assets of any Acquired Company that are material to such Acquired Company;

(j) enter into any Material Contract, amend in any material respect any Material Contract or terminate any Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

(k) make or change any material election in respect of Taxes, change any accounting method in respect of Taxes (other than the change from cash to accrual based accounting), settle any material claim or assessment in respect of Taxes, or Consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes (other than pursuant to customary extensions of the due date for filing Tax Returns obtained in the ordinary course of business of no more than seven months);

(l) (i) adopt, establish, enter into, materially amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the Agreement Date (except as required to comply with applicable Law or by the terms of such existing Company Plan), (ii) increase the compensation or fringe benefits of, or grant any bonus to, any current employee, director or officer of any Acquired Company other than in the ordinary course of business consistent with past practice, (iii) grant any severance or termination pay to any current director, officer or employee of any Acquired Company (provided that the Acquired Companies may make severance or termination payments to employees in accordance with the terms of agreements between the applicable Acquired Company and such employees or a Company Plan in effect on the Agreement Date and made available to the Buyer), or (iv) hire or terminate (other than termination for cause) the employment of any employee with the title of vice president or above or employees with similar roles or responsibilities;

(m) waive, release, assign, compromise, commence, settle or agree to settle any Legal Proceeding, other than waivers, releases, compromises or settlements in the ordinary course of business consistent with past practice that (i) involve only the payment of monetary damages not in excess of $25,000.00 individually or $50,000.00 in the aggregate and (ii) do not include the imposition of equitable relief on, or the admission of wrongdoing by, any Acquired Company;

(n) utilize any Cash to pay any Closing Date Indebtedness or Closing Date Transaction Expenses from 11:59 p.m. Eastern Time on the date immediately prior to the Closing until the Closing;

(o) make any loan to, or enter into any other transaction with, any director, manager, officer, employee or other Related Party of any Acquired Company (other than for compensation and benefits with respect to any individual’s employment by or provision of services to an Acquired Company or under any Company Plan, or routine advances for business expenses made in the ordinary course of business);

(p) change any cash management practices or otherwise delay payment of any accounts payable or other liability of any Acquired Company beyond its due date or the date when such liability would have been paid in the ordinary course of business;

(q) permit undisputed accounts payable to be more than 60 days old or change its practices and procedures in any material respect with respect to the collection of any accounts receivable, other than in the ordinary course of business;

(r) take any action that would reasonably be expected to prevent, delay or impede the consummation of the Transactions, including any action that would reasonably be expected to result in a Company Material Adverse Effect; or

(s) agree or commit to take any of the actions described in Section 5.2(a) through Section 5.2(r)

Nothing herein shall require the Company to obtain Consent from the Buyer to do any of the foregoing if obtaining such Consent would reasonably be expected to violate applicable Law, including Antitrust Law. Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall give to the Buyer, directly or indirectly, the right to control or direct the operations of the Acquired Companies prior to the Closing Date, and, prior to the Closing Date, each of the Buyer and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

5.3 No Solicitation.

(a) During the Pre-Closing Period, neither the Company or the Seller shall, nor shall the Company or the Seller authorize or instruct any of its Representatives to (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal by any Person or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended to facilitate the making of any inquiry or proposal to any Acquired Company that constitutes any Takeover Proposal by any Person.

(b) Neither the Company or the Seller shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar Contract with respect to any Takeover Proposal.

(c) In addition to the obligations set forth in Section 5.3(a) and Section 5.3(a)5.3(b), the Seller and the Company shall promptly (and in all events within three Business Days) notify the Buyer of the material terms of any Takeover Proposal received by the Company or Seller.

5.4 Affiliated Transactions. On or prior to the Closing, the Company shall, and shall cause each of the other Acquired Companies to, terminate, or cause to be terminated, with no further liability or obligation thereunder, all Contracts set forth (or required to be set forth) in Schedule 5.4.

5.5 Financing.

(a) The Company shall cooperate with the Buyer and Parent in connection with entering into the Financing Agreements and obtaining the Financing. The Parent and the Buyer shall be entitled to negotiate and determine the terms of the Financing Agreements in their sole discretion, including any documents related thereto, and in connection therewith, each of the Acquired Companies and Seller shall enter into all necessary or appropriate arrangements and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable with respect thereto, in each case as may be reasonably requested by the Parent or the Buyer. The Parent shall provide to the Company copies of all agreements relating to the Financing Agreements and keep the Company reasonably informed of all material developments in respect thereof. Unless requested, or consented to in advanced, by the Parent or the Buyer, the Company shall not, and shall cause its Subsidiaries not to, enter into any other Contracts with respect to the Financing. The Company shall use (and cause its Subsidiaries to use) commercially reasonable efforts to provide to the Parent and the Buyer all cooperation reasonably requested by the Parent and the Buyer in connection with arranging and obtaining the Financing and causing all conditions precedent to be satisfied by the Company in the Financing Agreements, including by: (i) assisting with the preparation of offering documents and assisting in the preparation of the pro forma financial statements as reasonably requested by the Parent or the Buyer, (ii) providing all customary financial and other pertinent information regarding the Acquired Companies, including (A) all such information that is requested by the Buyer or the Parent, (B) financial statements prepared in accordance with GAAP, audit reports, and other financial information and financial data, regarding the Acquired Companies of the type and form customarily included in offering documents used in private placements of debt securities under Rule 144A of the Securities Act or as otherwise reasonably requested by the financing sources, to consummate the offerings or placements of any debt securities, in each case assuming that such offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made, (C) all other data that would be necessary for the underwriter or initial purchaser of an offering of such securities to receive a customary comfort letter from the Company’s independent accountants in connection with such an offering, and (D) all other available pertinent information and disclosures relating to the Acquired Companies (including their businesses, operations, financial projections and prospects) as may be reasonably requested by the Parent or the Buyer to assist in preparation of the offering documents, and any supplements thereto, (iii) participating in meetings with prospective investors, participating (and permitting members of its senior management to participate) in meetings in connection with the Financing, (iv) participating in meetings with rating agencies and potential investors, (v) participating in due diligence meetings and drafting sessions related to the offering documents, (vi) causing the present and, if applicable, former independent accountants for the Seller and the Company to participate in due diligence meetings and drafting sessions related to the offering documents and making work papers available to Parent and the Buyer, the financing sources and their respective Representatives, (vii) assisting in the preparation of, and executing and delivering, definitive Financing documents, (viii) taking all organizational actions reasonably requested by the Parent or the Buyer to permit the consummation of the Financing, including the granting of security interests (and perfection thereof) in collateral of the Company securing the Financing, (ix) executing and delivering such certificates of officers of the Company or other documents as may be reasonably requested by the Buyer, the Parent or the financing sources and their Representatives; (x) causing the Company’s independent accountants to deliver a customary comfort letter to the financing sources in connection with the Financing and (xi) providing all documentation and other information about Acquired Companies as is reasonably requested in writing by Parent or the Buyer in connection with the Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act and the requirements of 31 C.F.R. § 1010.230. It is understood that the Parent and the Buyer may share any information the Company provides to either of them pursuant to this Section 5.5(a) with the financing sources and their Representatives in connection with the Financing.

(b) Notwithstanding paragraph (a) of this Section 5.5, the Company shall not (A) be required to pay any fees (including commitment or other similar fees) prior to the Closing, (B) be required to incur any expense or other liability in connection with the Financing prior to the Closing that is not reimbursable hereunder, (C) be required to deliver or obtain opinions of internal or external counsel, (D) be required to provide access to or disclose information where the Company determines that such access or disclosure would jeopardize the attorney-client privilege, contravene any applicable Law or contravene any confidentiality undertaking, (E) be required to waive or amend any terms of this Agreement, (F) take any action that would result in a contravention of, or that would reasonably be expected to result in a violation, default or breach of, any contract to which it is a party, (G) change its fiscal period, (H) issue any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in relation to the Financing, (I) make any representations, warranties or certifications as to which, after the Company’s use of reasonable best efforts to cause such representation, warranty or certification to be true, the Company has in its good faith determined that such representation, warranty or certification is not true, or (J) consent to the pre-filing of UCC-1 financing statements or any other grant of any Lien that is effective prior to the Closing.

(c) The Company hereby consents to the use of the Company’s logos in marketing materials for the Financing; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company. The Buyer shall promptly, upon request by Seller, reimburse Seller for any reasonable out-of-pocket expenses (including reasonable out-of-pocket attorneys’ fees) incurred by the Company or any of its Affiliates in connection with the cooperation of the Company contemplated by this Section 5.5(c), except that the Buyer shall not be responsible for (i) any ordinary course amounts payable to employees of the Company with respect to services provided prior to the Closing, (ii) any amounts incurred in connection with the Company Financial Statements, or (iii) any other amounts that would have been incurred in connection with the Transactions regardless of the Financing. The Buyer shall indemnify and hold harmless the Company and its Representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the Company’s cooperation and assistance with respect to the arrangement of the Financing and the provision of any information utilized in connection therewith, except in the event such liabilities or losses arose out of or result from (i) historical information furnished in writing by or on behalf of the Company, including financial statements, or (ii) the gross negligence or willful misconduct or bad faith of the Seller or the Company.

(d) Neither the Company nor any of its Affiliates shall have any obligations under this Section 5.5 following consummation of the Financing.

(e) Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.2 as applied to the Company’s obligations under this Section 5.5, shall be deemed to be satisfied unless the Financing has not been obtained as a result of the Company’s breach of its obligations under this Section 5.5.

5.6 Investigation Cooperation. Subject to applicable Law, the Company shall, and shall cause its Subsidiaries, as promptly as reasonably practicable, to furnish to the Buyer copies of any notices or written communications, and inform the Buyer in reasonable detail of any oral communications (other than those that would reasonably be considered immaterial), in each case received by an Acquired Companies from any Governmental Entity in respect of the Specified Matters. Subject to applicable Law, the Company shall, and shall cause its Subsidiaries to, (a) provide reasonable notice to the Buyer in advance of any proposed meeting with any Governmental Entity in respect of any Specified Matter (for the avoidance of doubt, to include any meeting initiated by an Acquired Company or its Representatives) and, to the extent legally permissible and authorized by the applicable Governmental Entity, give the Buyer and its counsel the opportunity to attend and participate thereat and (b) provide the Buyer (at the sole cost and expense of the Buyer to the extent incurred prior to the Closing) an opportunity to review in advance any proposed written or material oral communications (including, for the avoidance of doubt, any filings or notices) proposed to be made by an Acquired Company to any Governmental Entity in connection with any Specified Matter. The Company and its Subsidiaries, as applicable, shall consult with, and consider in good faith any feedback from, the Buyer prior to agreeing to any fees, expenses or penalties that will be paid prior to the Closing with respect to any Specified Matter, and none of the Company, its Subsidiaries, the Seller or their respective Representatives shall agree to any actions, restrictions, conditions or admissions, or any fees, expenses or penalties that will be paid at or following the Closing, with respect to any Specified Matter, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, nothing in this Section 5.6, shall require the Company or its Subsidiaries to provide the Buyer with any information that would violate attorney-client or other privilege, as determined in the sole discretion of the Company.

ARTICLE 6

ADDITIONAL COVENANTS OF THE PARTIES

6.1 Regulatory Filings; Notices and Consents.

(a) The Parties shall use respective reasonable best efforts and cooperate with each other Party to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate the Transactions as promptly as practicable, and in any case, prior to the End Date. Such actions include providing adequate advanced notice or obtaining approvals from the Governmental Entities that regulate the Acquired Companies under their required Permits. In furtherance of the foregoing, each Party shall use its reasonable best efforts to (i) cooperate with one another in determining which filings are required to be made by each Party prior to the Closing with, and which consents, approvals, authorizations, permits or waivers are required to be obtained by each Party prior to the Closing from, Governmental Entities or other Persons in connection with the execution and delivery of this Agreement and the consummation of the Transactions, and (ii) assist one another in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other Parties. Except as provided by Section 6.1(b), each Party shall bear its own costs, fees and expenses payable to any Governmental Entity in connection with any required notification or filing made or given to any Governmental Entity in connection with the Transactions.

(b) Each Party has made or promptly following the Agreement Date shall make any necessary filing(s) pursuant to the Antitrust Laws. Parent shall be responsible for all filing fees required under the HSR Act. No Party shall commit to or agree with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Law without the prior written Consent of the other Parties, except the Buyer may withdraw and refile, within two Business Days of withdrawal, the Buyer’s initial filing made in connection with the HSR Act if in its reasonable good faith judgment in consultation with and considering in good faith the views of counsel for the Seller and the Company, such step is consistent with expeditiously obtaining a required approval.

(c) In connection with any such filings made pursuant to this Section 6.1, the Parties shall cooperate in good faith with the applicable Governmental Entities in connection with such filings and submissions and shall promptly comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities. Each Party shall promptly notify the other Parties of any material written communication it receives from any Governmental Entity relating to the matters that are the subject of this Section 6.1.

(d) Each of the Parties shall have the right to review in advance, and, to the extent practicable, each Party shall consult the other Parties on any filing made with, or other material communications submitted to, any third party and/or any Governmental Entity in connection with the Transactions. Subject to applicable Laws relating to the exchange of information, each Party shall, to the extent practicable, give the other Parties reasonable advance notice of all material communications with any Governmental Entity in connection with the Transactions and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication to be made or submitted in connection with any Legal Proceeding in connection with, or as a result of, the Parties’ obligations pursuant to this Section 6.1, and each Party shall have the right to attend or participate in material conferences, meetings and telephone or other communications between the other Parties and regulators concerning the Transactions unless prohibited by such Governmental Entity. Materials required to be provided pursuant to this Section 6.1(d) may be redacted (i) to remove references concerning the valuation of the Company or other bidders for the Company, (ii) as necessary to comply with contractual arrangements, (iii) as necessary to address attorney-client or other privilege concerns, and (iv) to remove material that is unrelated to the Transactions. Each Party, as each deems advisable and necessary, shall be entitled to designate any competitively sensitive material provided to the other Parties or to any Governmental Entity under this Section 6.1 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and shall not be disclosed by such outside antitrust counsel to Representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel.

(e) Without limiting the generality of anything contained in this Section 6.1 and subject to any limitations under applicable Laws, the Parent agrees to, and to cause its controlled Affiliates to, use reasonable best efforts to take any and all actions necessary, to eliminate each and every impediment that is asserted by any Governmental Entity so as to enable the Parties to consummate the Transactions promptly and, in any event, prior to the End Date. For avoidance of doubt, the reasonable best efforts of the Parent shall not be interpreted to require the Parent to (i) sell, divest, license or otherwise dispose of, or hold separate and agree to sell, divest, license or otherwise dispose of, any entities, operations, assets, divisions, businesses, product lines, customers or facilities, (ii) terminate, amend or assign existing relationships, contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements or enter into such new licenses or other agreements, or (iv) enter into any consent decree or other agreement to effectuate any of the foregoing, in all cases, if such action would (x) in the good faith judgment of the Parent, be reasonably likely to materially impair the overall economic or business benefits that Parent expects to receive from the Transactions or (y) require the Parent to take such actions with respect to any of its, or its Subsidiaries’ pre-Closing operations, assets, divisions, entities, businesses, product lines, customers, relationships, contractual rights, or facilities.

(f) Prior to the Closing, the Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of an agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, Consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions, or (iii) delay the consummation of the Transactions. For avoidance of doubt, this Section 6.1(f) shall not be interpreted to prohibit or apply to any acquisition, merger or consolidation that was disclosed to the Seller or the Company or publicly announced prior to the execution of this Agreement.

(g) Reasonably promptly following the execution of this Agreement, the Company shall give applicable notices to third parties and thereafter shall use commercially reasonable efforts to promptly obtain any third-party Consents required in connection with the consummation of the Transactions, in each case, if reasonably requested by the Buyer; provided that, except as set forth in rest of this Section 6.1 with respect to Consents of, and filings with, Governmental Entities, nothing in this Agreement shall require any Acquired Company or the Seller to expend any funds or incur any liability (other than reasonable legal costs and ordinary filing fees) or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any third party Consent.

6.2 Indemnification of Officers and Directors.

(a) All rights to indemnification by an Acquired Company existing in favor of those Persons who are directors and/or officers of any Acquired Company as of the Agreement Date (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Closing, as provided in the Organizational Documents of such Acquired Company or as provided in the indemnification agreements between an Acquired Company and such D&O Indemnified Persons (as in effect as of the Agreement Date) in the forms made available by the Company to the Buyer prior to the Agreement Date (collectively, the “Existing Indemnification Obligations”), shall survive the Closing and shall be observed by the Buyer, the Company and their respective Affiliates after the Closing to the fullest extent available under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 6.2(a) and the indemnification rights provided under this Section 6.2(a) until disposition of such claim.

(b) From the Closing until the sixth anniversary of the date on which the Closing occurs, the Buyer and the Company (together with their successors and assigns, the “D&O Indemnifying Parties”) shall, in accordance with the Existing Indemnification Obligations, indemnify, defend and hold harmless each D&O Indemnified Person in his or her capacity as an officer or director of an Acquired Company against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such D&O Indemnified Person as an officer, director or employee of an Acquired Company, to the extent arising out of or pertaining to any and all matters pending, existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, the D&O Indemnifying Parties shall also, in accordance with the Existing Indemnification Obligations, advance costs and expenses (including attorneys’ fees) incurred by the D&O Indemnified Persons in connection with matters for which such D&O Indemnified Persons are eligible to be indemnified pursuant to this Section 6.2(b), subject to the execution by such D&O Indemnified Persons of appropriate undertakings to repay such advanced costs and expenses as required under appropriate circumstances.

(c) At or prior to the Closing, the Company shall purchase (and provide the Buyer evidence thereof) and pay in full all premiums relating to an extended reporting period endorsement (the “Tail Policy”) under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers that shall provide such directors and officers with coverage for an extended period following the Closing Date (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the Transactions). The Buyer shall, and shall cause the Company to, maintain such policy in full force and effect and continue to honor the obligations thereunder.

(d) In the event that the Buyer, the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the Buyer shall ensure that the successors and assigns of the Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 6.2.

(e) Buyer hereby acknowledges that certain D&O Indemnified Persons may have rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Company (the “Other Indemnitors”). Buyer hereby agrees (i) that Buyer and the Company are the indemnitors of first resort (i.e., their obligations to the D&O Indemnified Persons are primary and any obligation of the Other Indemnitors other than the Company and Buyer are secondary), (ii) Buyer and the Company shall be required to advance the full amount of expenses incurred by any D&O Indemnified Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or the Company’s Organizational Documents (or any other agreement between any member of the Company and any such D&O Indemnified Person), without regard to any rights the D&O Indemnified Person may have against such Other Indemnitors, and (iii) Buyer and the Company irrevocably waive, relinquish and release the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Buyer and the Company further agree that no advancement or payment by an Indemnitor on behalf of a D&O Indemnified Person with respect to any claim for which a D&O Indemnified Person has sought indemnification from the Company shall affect the foregoing and the applicable Other Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the D&O Indemnified Person against the Company. Buyer and the D&O Indemnified Persons agree that the Other Indemnitors are express third party beneficiaries of the terms of this Section 6.2(e).

(f) The provisions of this Section 6.2 shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by contract or otherwise. This Section 6.2 may not be amended, altered or repealed after the Closing without the prior written Consent of the affected D&O Indemnified Person(s).

6.3 280G Shareholder Approval. As soon as practicable following the date of this Agreement, but in any event prior to the Closing, the Company shall: (i) use commercially reasonable efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver by such individual of any and all payments (or other benefits) that are contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that such payments and benefits would not be “excess parachute payments” under Section 280G of the Code (“Section 280G Waiver”) and (ii) submit to its shareholders for a vote all such waived payments and benefits in a manner such that, if such vote is adopted by the shareholders in a manner that satisfies the shareholder approval requirements under Section 280G(b)(5)(B) of the Code and Treasury Regulations promulgated thereunder, no payment or benefit received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code. Such vote shall establish the “disqualified individual’s” right to the payment and other benefits. In addition, the Company shall provide adequate disclosure to the shareholders entitled to vote of all material facts concerning all payments and benefits that, but for such vote, could be deemed “parachute payments” to any such “disqualified individual” under Section 280G of the Code in a manner intended to satisfy Section 280G(b)(5)(B)(ii) of the Code and Treasury Regulations promulgated thereunder. Prior to the Closing, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer, (i) that a Section 280G shareholder vote was solicited in conformance with Section 280G of the Code, and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Company shareholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Section 280G Waivers, such waived “parachute payments” shall not be made or provided. The form of the Section 280G Waiver, the shareholder disclosure statement, any other materials to be submitted to the Company’s shareholders in connection with the Section 280G Approval and the calculations related to the foregoing (whether or not final) shall be subject to advance review and comment by Buyer, and the Company shall accept the Buyer’s reasonable comments to such documents.

6.4 Disclosure; Confidentiality.

(a) Notwithstanding anything herein to the contrary, each Party agrees that, except as may be required to comply with the requirements of any applicable Laws and, in the case of the Buyer and Parent, the rules and regulations of the NYSE and the SEC, no press release or similar public announcement or communication shall be made concerning the execution or performance of this Agreement unless the Parties have consulted in advance with respect thereto; provided that the Buyer and Parent shall be permitted to issue press releases announcing the entry into this Agreement and the Closing (and file corresponding Current Reports on Form 8-K with the SEC) and Buyer shall provide the Seller with a right to review and comment on such press releases and Current Reports on Form 8-K.

(b) Except as expressly permitted by this Agreement, the Buyer and, prior to Closing, the Company, and their respective controlled Affiliates, shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreements, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

6.5 Tax Matters.

(a) Parent shall prepare, or cause to be prepared, and timely file or cause to be timely filed all Tax Returns of the Acquired Companies for tax years or periods ending on or before the Closing Date that are first due (taking into account filing extensions) after the Closing Date (unless filed prior to the Closing Date) and for any Straddle Periods that are due after the Closing Date (the “Pre-Closing Tax Returns”). Each Pre-Closing Tax Return will be prepared in a manner consistent with past practices and accounting methods of the Acquired Companies provided, that deductions for income Tax purposes attributable to payments of Indebtedness (and write off of deferred financing costs), Closing Date Transaction Expenses and any other compensatory amounts shall, to the extent meeting a “more likely than not” standard (or higher standard), be treated on such Tax Returns as occurring in the taxable period (or portion thereof) ending on the Closing Date (and the safe harbor of Rev Proc. 2011-29 shall be applied with respect to any success-based fees); and further provided that Buyer and the Acquired Companies shall cause any losses, deductions and credits of the Acquired Companies relating to a Pre-Closing Tax Period or Straddle Period to first offset income and gain in the period or portion thereof to which they relate and thereafter carry them back to prior periods to the maximum extent permitted by Law. Each Pre-Closing Tax Return will be submitted to Seller for Seller’s review and comment, which comments shall be considered in good faith, at least 30 days prior to the due date for filing such Tax Return. If Buyer disagrees with whether any comment by the Seller should be included in any such Pre-Closing Tax Return, and Buyer and Seller are unable to resolve such disagreement through good faith negotiations, the disagreement shall be submitted to PricewaterhouseCoopers, or if such firm cannot or does not accept such engagement, another nationally recognized independent accounting firm, reasonably acceptable to the Buyer and the Seller, which shall not be the independent accountants of the Parent or the Seller (the “Dispute Auditor”). The Dispute Auditor shall resolve any such dispute based solely on the provisions and definitions set forth in this Agreement and the decision of the Dispute Auditor shall be final and binding on the parties, absent manifest error or fraud. The Dispute Auditor shall allocate its fees and expenses between the Buyer and the Seller according to the degree to which the positions of the respective parties are not accepted by the Dispute Auditor.

(b) The Seller shall be responsible for payment of any Tax shown on a Pre-Closing Tax Return as finally prepared in accordance with Section 6.5(a) attributable to a Pre-Closing Tax Period or to that portion of the Straddle Period that ends on the Closing Date except to the extent such Taxes were taken into account in the calculation of Closing Date Indebtedness or Closing Date Transaction Expenses used to determine the final Purchase Price, in each case as finally determined pursuant to Section 1.8. Parent shall be responsible for payment of any Tax shown on a Pre-Closing Tax Return as finally prepared in accordance with Section 6.5(a) attributable to that portion of the Straddle Period that begins after the Closing Date. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts or expenses (e.g., payroll Taxes), be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts or expenses be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. The parties acknowledge and agree that for federal income Tax purposes, the taxable year of the consolidated group of which the Company is the parent will end as of the close of business on the Closing Date and that such group will become a part of the federal income Tax consolidated group of which Parent is the parent on the day following the Closing Date.

(c) Parent and the Acquired Companies will not (and will not permit their respective Affiliates to) (i) other than as provided in Section 6.5(a), file, refile, amend or otherwise modify any Tax Return of the Acquired Companies for any Pre-Closing Tax Period or Straddle Period, (ii) make, revoke or change any Tax election (including any election under Section 338 or Section 336 of the Code) or change any method of accounting that has retroactive effect to a Tax Return of an Acquired Company for a Pre-Closing Tax Period or Straddle Period, (iii) agree to extend or waive the statute of limitations with respect to Taxes of the Acquired Companies for any Pre-Closing Tax Period or Straddle Period, (iv) engage in any transaction on the Closing Date after the Closing outside the ordinary course of business or (v) make (A) voluntary contact with a taxing authority, or (B) the filing of any Tax Return , in each case in any jurisdiction in which no Tax Return was previously filed by an Acquired Company with respect to a taxable period or portion thereof ending on or before the Closing Date.

(d) Parent and the Acquired Companies shall promptly forward or shall cause to be promptly forwarded (and in any event within 10 Business Days) to Seller all written notifications and other communications from any Governmental Entity relating to any Tax or Tax Return of the Acquired Companies with respect to a taxable period (or portion thereof) ending on or before the Closing Date.

(i) Seller shall have the right (but not the obligation) to control any audit or examination by any Governmental Entity or any other Legal Proceeding with respect to Taxes or any Tax Return for any taxable period ending on or before the Closing Date (including contesting, resolving and defending against any assessment for additional Taxes, notice of deficiency or other adjustment of Taxes or Tax Returns of the Acquired Companies for any taxable period ending on or before the Closing Date) (each a “Tax Claim”); provided, however, that Seller shall provide to Parent (at Parent’s sole cost and expense) reasonable participation rights with respect to so much of any such Tax Claim that would reasonably be expected to affect the Tax liability of Parent or the Acquired Companies. Seller shall not enter into any settlement of, or otherwise compromise, any such Tax Claim that would adversely affect the liability of Parent or the Acquired Companies for any Taxes without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii) If, after receiving written notice of a Tax Claim, Seller does not exercise its control rights pursuant to Section 6.5(d)(i) with respect to such Tax Claim, or in the event of any audit or examination by any Governmental Entity or any other Legal Proceeding with respect to Taxes or any Tax Return for any Straddle Period (each a “Straddle Tax Claim”), Parent shall control the conduct of such Tax Claim or Straddle Tax Claim; provided that Parent and the Acquired Companies shall (A) keep Seller reasonably informed with respect to the status of such Tax Claim or Straddle Tax Claim, including by giving Seller advance notice of, and opportunity to attend, any in-person or telephonic meetings with any Governmental Entity, (B) provide Seller with copies of any written correspondence or other submissions received from a Governmental Entity with respect to such Tax Claim or Straddle Tax Claim, (C) provide copies of any written correspondence to be provided to any Governmental Entity in connection with such Tax Claim or Straddle Tax Claim to Seller for Seller’s review and comment, with all reasonable comments of Seller to be reflected in such correspondence or submission, and (D) not enter into any settlement of, or otherwise compromise, any such Tax Claim or Straddle Tax Claim, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed. In addition, Seller will have the right to participate in the defense of any such Tax Claim or Straddle Tax Claim (which will include participating in meetings with Governmental Entities and reviewing and commenting on written submissions to Governmental Entities) and to employ counsel, at Seller’s expense, separate from the counsel employed by Parent.

(e) Parent, the Acquired Companies and their Affiliates, on the one hand, and Seller, on the other hand, shall cooperate as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns of the Acquired Companies, and any Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information in such party’s control which are reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Parent, the Acquired Companies and their Affiliates agree (i) to retain all books and records with respect to tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations, and to abide by all record retention agreements entered into with any Governmental Entity, and (ii) until the expiration of the applicable statute of limitations, to give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Parent or the applicable Acquired Company, as the case may be, will allow Seller to take possession of such books and records.

(f) Parent and Seller shall split equally all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer, or similar Taxes incurred as a result of the Transactions, the Party obligated to file the applicable Tax Return shall file such Tax Returns, and each other Party shall cooperate in connection with any such filings.

(g) The Seller will be entitled to all refunds, credits or similar benefits in respect of Taxes, including any interest paid or credited by a Governmental Entity with respect thereto, of the Acquired Companies or to the assets or business of the Acquired Companies (whether received as a cash refund or a credit against Taxes otherwise payable) that are attributable to a taxable period (or portion thereof) ending on or before the Closing Date (any such refund or credit, a “Pre-Closing Tax Refund”) net of any reasonable costs or expenses incurred in obtaining or securing such amounts. Parent and its Affiliates will, if Seller so requests, cause the Acquired Companies to file for and use commercially reasonable efforts to obtain any Pre-Closing Tax Refund, provided that Seller will promptly reimburse Parent and its Affiliates for any reasonable out-of-pocket expenses incurred in filing, defending or prosecuting any Pre-Closing Tax Refund at the request of Seller. Parent will permit Seller to participate in (at Seller’s sole cost and expense) the prosecution of any such refund claim. If Parent, the Acquired Companies or any of their Affiliates receives any Pre-Closing Tax Refund to which Seller is entitled pursuant to this Section 6.5(g), within 15 days of receipt Parent or the applicable Acquired Company will promptly pay (or cause their respective Affiliates to pay) the entire amount of such Pre-Closing Tax Refund to Seller. In furtherance of the foregoing, Parent shall, at Seller’s expense, cause the Acquired Companies to make all filings at Seller’s request to obtain refunds by carrying back the Acquired Companies’ losses for the 2020 tax year, including, if so requested, IRS Form 1139, Corporation Application for Tentative Refund.

6.6 Notification of Certain Events.

(a) During the Pre-Closing Period, the Company shall promptly notify the Buyer of, and furnish the Buyer with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that would reasonably be expected to cause any of the conditions to the obligations of the Buyer Parties to consummate the Transactions set forth in Article 7 not to be satisfied.

(b) During the Pre-Closing Period, the Buyer shall promptly notify the Company of, and furnish the Company with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that would reasonably be expected to cause any of the conditions to the obligations of the Company and the Seller to consummate the Transactions set forth in Article 7 not to be satisfied. The Buyer’s satisfaction of its obligations in the foregoing sentence shall not relieve the Buyer of any of its other obligations under this Agreement and any disclosure pursuant to this Section 6.6(b) shall not be deemed to have been disclosed as of the Agreement Date or to cure any breach of any representation, warranty or covenant as of the Agreement Date.

6.7 NYSE Listing. Parent agrees to use its reasonable best efforts to take all action necessary in order to cause the Stock Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

6.8 Cooperation; Efforts. The Parties agree to reasonably cooperate with each other in connection with any actions reasonably required to be taken as part of their respective obligations under this Agreement and otherwise use their best efforts to consummate the Transactions as soon as practicable.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER PARTIES

The obligations of the Buyer Parties to effect the Closing and otherwise consummate the Transactions are subject to the satisfaction (or waiver by the Buyer Parties), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations and Warranties.

(a) The Specified Representations (other than the representations and warranties set forth in Section 2.4 (Capitalization), Section 2.11 (Regulatory Matters) and Section 3.4 (Title to Securities)) that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the Agreement Date and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). The Specified Representations (other than the representations and warranties set forth in Section 2.4 (Capitalization) and Section 3.4 (Title to Securities)) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date).

(b) The representations and warranties of the Company set forth in Section 2.4 (Capitalization) and of the Seller set forth in Section 3.4 (Title to Securities) shall be true and correct in all respects as of the Agreement Date and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). The representations and warranties of the Acquired Companies set forth in Section 2.11 (Regulatory Matters) shall be true and correct in all material respects (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of the Agreement Date and of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably expected to be material to the Acquired Companies taken as a whole.

(c) The other representations and warranties of the Company set forth in Article 2 and the Seller set forth in Article 3 shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of the Agreement Date and of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

7.2 Performance of Covenants. The Company and each of the Seller shall have performed and complied with, in all material respects, all of their covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by the Company or a Seller at or before the Closing).

7.3 HSR Clearance. The waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

7.4 Consents.

(a) The Acquired Companies shall have received all material consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Entity (other than in respect of the HSR Act) required to be made, obtained, or effected prior to the consummation of the Transaction.

(b) The Consents set forth on Schedule 7.4 shall have been obtained.

7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions by the Buyer shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and no Law shall be in effect that makes consummation of the Transactions by the Buyer illegal or otherwise prohibits the consummation of the Transactions.

7.6 No Governmental Litigation. There shall not be pending before any court of competent jurisdiction any lawsuit or other Legal Proceeding seeking to restrain or prohibit the Closing that has been commenced by a Governmental Entity.

7.7 Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Company Material Adverse Effect.

7.8 Financing. The Buyer and Parent shall have obtained the Financing on terms satisfactory to them in their sole discretion necessary to provide the Consideration on the Closing Date.

7.9 Minimum Liquidity. As of the Closing Date, the sum of (a) Cash as of the Effective Time, plus (b) the aggregate amount of all unused and available credit commitments under the Line of Credit Facilities shall be at least Ten Million Dollars ($10,000,000), of which at least $5,000,000 shall be Cash as of the Effective Time.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SELLER

AND THE COMPANY

The obligations of the Company and the Seller to effect the Closing and otherwise consummate the Transactions are subject to the satisfaction (or waiver by the Company and the Seller), at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations and Warranties. The representations and warranties of the Buyer Parties set forth in Article 4 shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

8.2 Performance of Covenants. The Buyer Parties shall have performed and complied with, in all material respects, all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by the Buyer Parties at or before the Closing).

8.3 HSR Clearance. The waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

8.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the Agreement Date that makes consummation of the Transactions by the Company illegal.

8.5 No Governmental Litigation. There shall not be pending before any court of competent jurisdiction any lawsuit or other Legal Proceeding seeking to restrain or prohibit the Transactions that has been commenced by a Governmental Entity.

8.6 Escrow Agreement. The Buyer shall have executed and delivered to the Seller the Escrow Agreement.

8.7 Closing Certificate. An authorized officer of Buyer shall have delivered to Company a certificate to the effect that each of the conditions specified above in Section 8.1 and Section 8.2 is satisfied in all respects.

ARTICLE 9

TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by mutual written Consent of the Buyer, the Seller and the Company;

(b) by the Buyer, the Seller or the Company if the Closing shall not have occurred by the End Date; provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure to consummate the Closing by the End Date is primarily attributable to a failure on the part of such Party to perform any covenant in all material respects in this Agreement required to be performed by such Party at or prior to the Closing;

(c) by the Buyer, the Seller or the Company if (i) any injunction, judgement, action or order by a court of competent jurisdiction shall be in effect that restrains, enjoins, makes illegal or otherwise prohibits consummation of the Transaction and has become final and non-appealable or

(ii) any other applicable Law has been enacted, entered, enforced or deemed applicable to the Transactions that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions; provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if such injunction, judgement, action or order is primarily attributable to a failure on the part of such Party to perform any covenant in all material respects in this Agreement required to be performed by such Party at or prior to the Closing;

(d) by the Buyer, if the Seller shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) cannot be or has not been cured within 30 days following receipt by the Seller of written notice of such material breach or failure to perform; or

(e) by the Company and the Seller, if any Buyer Party shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2 and (ii) cannot be or has not been cured within 30 days following receipt by the Parent of written notice of such material breach or failure to perform.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect without liability of any Party; provided that (a) Section 6.4(b), this Section 9.2 and Article 11 shall survive the termination of this Agreement and shall remain in full force and effect and (b) no Party shall be relieved or released from any liabilities arising out of its fraud or Willful Breach. For purposes of this Agreement, “Willful Breach” means any breach of this Agreement that is the consequence of an intentional action or intentional omission by any Party if such Party actually knew or should have known that the taking of such action or the failure to take such action would be a breach of this Agreement.

ARTICLE 10

SURVIVAL; INDEMNIFICATION

10.1 Survival. The representations and warranties in this Agreement shall survive the Closing and, except as otherwise set forth below, shall terminate and expire on the date that is 18 months following the Closing Date (the “General Survival Termination Date”). Notwithstanding the foregoing, (i) the representations and warranties set forth in Section 2.1 (Authority; Binding Nature of Agreement), Section 2.2 (Subsidiaries; Due Incorporation), Section 2.4 (Capitalization), Section 2.21 (Financial Advisors), Section 3.2 (Authority; Binding Nature of Agreement), Section 3.4 (Title to Securities), Section 3.6 (Financial Advisor), Section 4.1 (Due Incorporation; Subsidiaries), and Section 4.2 (Authority; Binding Nature of Agreement) shall survive the Closing until such date that is five years following the Closing Date, (ii) the representations and warranties set forth in Section 2.16 (Tax Matters) shall survive the Closing until the date that is 60 days after the expiration of the applicable statute of limitations of the underlying Taxes (including any applicable extensions thereof) (the representations and warranties set forth in clauses (i) and (ii) are collectively, the “Fundamental Representations”), (iii) the representations and warranties set forth in Section 2.11 (Regulatory Matters) shall survive the Closing until the date that is 18 months following the Closing Date, and (iv) the covenants and agreements contained in this Agreement shall survive indefinitely unless fully performed or otherwise terminated by their express terms; provided, however, that if a Claim Notice relating to any representation or warranty is delivered to the Indemnifying Party prior to the expiration thereof, any claim specified in such Claim Notice shall not thereafter be barred by the expiration of such survival period and such claim shall survive until fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Seller and the Buyer or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

10.2 Indemnification by the Seller.

(a) Subject to the terms of this Article 10, the Seller agrees to indemnify, defend, and hold harmless the Buyer and its Affiliates (including, without limitation, after the Closing, the Company) and their respective equityholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnified Parties”), from, against and for any and all Losses imposed upon, suffered by or incurred by any Buyer Indemnified Party resulting from, arising out of, with respect to or in connection with: (i) any breach or inaccuracy of any representation or warranty of the Seller or the Company contained in Article 2 or Article 3, (ii) any breach of any covenant or agreement of the Seller or the Company (prior to the Closing) contained in this Agreement, (iii) all Pre-Closing Taxes, (iv) any Indebtedness or Closing Date Transaction Expenses that are not included in the calculation of Indebtedness or Closing Date Transaction Expenses used to determine the final Purchase Price, in each case as finally determined pursuant to Section 1.8, and (v) the matters set forth on Schedule 10.2(a)(i).

(b) Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 10.2(a)(i) for any Loss (other than with respect to Fundamental Representations, the representations and warranties in Section 2.11, or Fraud) unless and until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 10.2(a)(i) exceeds $1,800,000 (the “Threshold Indemnity Amount”), at which time the Buyer Indemnified Parties shall only be entitled to receive indemnification from the Seller for the amount of such Losses in excess of the Threshold Indemnity Amount, up to the remaining amount of the Indemnity Escrow

Amount (the “Maximum Aggregate Liability Amount”). Notwithstanding the foregoing and for the avoidance of doubt, such Threshold Indemnity Amount and Maximum Aggregate Liability Amount shall not in any way apply to or limit any indemnification obligations of the Seller pursuant to Section 10.3(a)(i) with respect to the Fundamental Representations, Section 2.11, Section 10.3(a)(ii), (iii), and (iv), and in the case of Fraud.

(c) The Seller shall have no obligation to indemnify any Buyer Indemnified Party with respect to any Loss to the extent, and only to the extent, that such Loss is specifically included in the calculation of Closing Cash, Closing Date Indebtedness or Closing Date Transaction Expenses used to determine the final Purchase Price, in each case as finally determined pursuant to Section 1.8, including any Taxes included, reserved or accrued therein.

10.3 Indemnification by the Buyer.

(a) Subject to the terms of this Article 10, the Buyer agrees to indemnify, defend, and hold harmless the Seller, its respective Affiliates and each of its respective members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnified Parties”) from, against and for any and all Losses imposed upon, suffered by or incurred by any Seller Indemnified Party resulting from, arising out of or in connection with: (i) any breach or inaccuracy of any representation or warranty of any Buyer Party contained in Article 4 or (ii) any breach of any covenant or agreement of the Company contained in this Agreement that by its terms is to be performed subsequent to the Closing Date or any breach of any covenant or agreement of the Buyer Parties contained in this Agreement.

(b) The indemnification rights of the Seller Indemnified Parties pursuant to Section 10.3(a)(i) (other than with respect to Fundamental Representations or Fraud) shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant thereto exceeds the Threshold Indemnity Amount, at which time the Seller Indemnified Parties shall only be entitled to receive indemnification for the amount of such Losses in excess of the Threshold Indemnity Amount up to the Maximum Aggregate Liability Amount. Notwithstanding the foregoing and for the avoidance of doubt, such Threshold Indemnity Amount and Maximum Aggregate Liability Amount shall not in any way apply to or limit any indemnification obligations of the Buyer pursuant to Section 10.3(a)(i) with respect to the Fundamental Representations, Section 10.3(a)(ii) or in the case of Fraud.

(c) The aggregate indemnification obligations of the Buyer pursuant to Section 10.3(a) shall not, except to the extent arising out of Fraud, exceed the Purchase Price.

10.4 Indemnification Procedures.

(a) Except with respect to Tax Claims, which shall be governed by the provisions of Section 6.5(d), and Specified Matters, which shall be governed by Section 10.4(d), any Buyer Indemnified Party or Seller Indemnified Party (as applicable, the “Indemnified Party”) shall give the indemnifying party or parties (the “Indemnifying Party”) prompt written notice (a “Claim Notice”) of any matter which would reasonably be expected to result in a claim for indemnification by the Indemnifying Party under this Article 10 (each, an “Indemnification Claim”), including any claim that is commenced by a third party against an Indemnified Party which would reasonably be expected to result in an Indemnification Claim (each, a “Third Party Claim”) including, to the extent known or reasonably calculable, the Indemnified Party’s good faith estimate of the amount of its Losses subject to such Claim Notice; provided, however, that no failure or delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced by such delay. The Indemnified Party shall provide written notice as soon as reasonably practicable to the Indemnifying Party of all material developments and documentation relating to the related Indemnification Claim and any material changes in the Indemnified Party’s good faith estimate of the amount of its Losses; provided, however, that no failure or delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced by such delay. The Indemnified Party shall provide the Indemnifying Party with reasonable access, upon reasonable prior written notice and during normal business hours, in a manner so as not to unreasonably interfere in any material respect with the normal business operations, to its books and records, properties and personnel relating to the Indemnification Claim.

(b) The Indemnifying Party shall respond to the Indemnified Party (a “Claim Response”) within 30 days after the date that the Claims Notice is given to the Indemnifying Party (the “Response Period”). Any Claim Response must specify whether or not the Indemnifying Party disputes the Indemnification Claim described in the Claims Notice and set forth with reasonable specificity those items in the Claims Notice to which the Indemnifying Party does not agree as well as the basis upon which such disagreement is founded. If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, then the Seller and the Buyer shall promptly meet and use their commercially reasonable efforts to settle the dispute. If the Seller and the Buyer are unable to reach agreement within 30 days after the conclusion of the Response Period, then either the Buyer or the Seller may resort to other legal remedies subject to the limitations set forth in this Article 10.

(c) Subject to Section and without limiting the other limitations and exceptions of this Agreement, the obligations and liabilities of the parties hereunder with respect to a Third Party Claim for which an Indemnified Party is entitled to indemnification pursuant to this Article 10 shall be subject to the following terms and conditions:

(i) The Indemnifying Party shall have the right, but not the obligation, to assume entire control and direction of the defense of any such Third Party Claim, at the Indemnifying Party’s expense; provided, that the Indemnifying Party (A) acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with such Third Party Claim constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 10 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense, subject in all respects to the limitations set forth in this Article 10, and (B) retains counsel for the defense of such Third Party Claim reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to assume the defense of a Third Party Claim pursuant to, and in accordance with, the first sentence of this Section 10.4(c)(i), the Indemnified Party may participate in such defense with counsel of its own choosing, at its own expense, and the Indemnifying Party shall not be liable to the Indemnified Party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim incurred by the Indemnified Party in connection with the defense of such Third Party Claim (provided, however, that the Indemnifying Party shall pay all reasonable costs and expenses of counsel for the Indemnified Party if both the Indemnifying Party and the Indemnified Party are named parties to the Third Party Claim and representation of both parties by the same counsel would be inappropriate due to a conflict of interest between them on one or more material issues). The Indemnifying Party shall not be entitled to control and direct the defense of any such Third Party Claim (1) involving criminal liability, (2) in which any relief other than monetary damages is sought against the Indemnified Party, (3) in which the outcome of any Third Party Claim in the matter would reasonably be expected to materially adversely affect the Buyer or the Company, (4) in which the Buyer reasonably concludes, based upon the written advice of legal counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, (5) in which alleged damages exceed the applicable limits set forth in Section 10.2 or Section 10.3, (6) in which the adverse party in the Third Party Claim is a Governmental Entity or a material business partner, customer or supplier of Parent or its Affiliates (including, after the Closing, the Company), (7) in which any Buyer Indemnified Party or any insurer is required to assume the defense of such Third Party Claim or (8) if the assumption of the defense would cause any Parent Indemnified Party to lose coverage under any insurance policy or otherwise prejudice any claim or potential claim by the Buyer under any insurance policy. Each party shall provide, and shall cause its Representatives (including, in the case of the Buyer, the Company) to provide, as applicable, the other party and its counsel with reasonable access, upon reasonable prior written notice and during normal business hours, in a manner so as not to unreasonably interfere in any material respect with its normal business operations, to its records and personnel and shall otherwise reasonably cooperate in the investigation, defense or settlement of a Third Party Claim. With respect to a Third Party Claim under this Article 10, neither the Indemnifying Party nor the Indemnified Party shall, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) consent to entry of any judgment or settlement or otherwise settle such claim.

(ii) If the Indemnifying Party elects to assume control of the defense of any Third Party Claim hereunder and fails to conduct the defense in an active and diligent manner or withdraws from such defense or is otherwise not permitted to conduct the defense pursuant to Section 10.4(c), the Indemnified Party shall then have the right (A) to undertake the defense of such claim with counsel of its own choosing, with the Indemnifying Party responsible for the reasonable costs and expenses of such defense thereafter as indemnifiable Losses to the extent such matter is ultimately determined to be subject to indemnification by Indemnifying Party (and, for the avoidance of doubt, after giving effect to any limitations on Indemnifying Party’s indemnity obligations and associated Losses under this Agreement) and (B) to consent to entry of any judgment or settlement or otherwise settle such claim.

(d) Notwithstanding anything to the contrary in this Section 10.4, for the period of fifteen (15) months immediately following the Closing Date (the “Seller Control Period”), the Seller shall be entitled to control and direct the defense of the Specified Matters; provided, that the Seller continues to retain the counsel currently handling the defense of such Specified Matters or retains other counsel reasonably satisfactory to the Buyer Parties. The Seller hereby acknowledges that any Losses that may be assessed against the Buyer Indemnified Parties in connection with such Specified Matters constitute Losses for which the Buyer Indemnified Parties will be indemnified pursuant to this Article 10. During the Seller Control Period, Seller shall (i) as promptly as reasonably practicable, furnish to the Buyer copies of any notices or written communications, and inform the Buyer in reasonable detail of any oral communications (other than those that would reasonably be considered immaterial), in each case received by the Seller from any Governmental Entity in respect of a Specified Matter, (ii) from time to time upon the reasonable request of the Buyer Parties, provide the Buyer Parties with status updates and reasonably consult with the Buyer Parties regarding the potential compromise, settlement or other resolution of any Specified Matter, (iii) provide reasonable notice to the Buyer Parties in advance of any proposed meeting with any Governmental Entity in respect of any Specified Matter and give a Representative of the Buyer

Parties the opportunity to attend and participate at any such meeting (at the sole cost and expense of the Buyer Parties) and (iv) provide the Buyer an opportunity to review in advance any proposed written or material oral communications (including any filings or notices) proposed to be made by the Seller to any Governmental Entity in connection with any Specified Matter. During the Seller Control Period, the Seller shall be entitled to settle any Specified Matter (i) without the consent of any Buyer Indemnified Party if such settlement does not involve any non-monetary consideration, and the Seller is solely responsible for the payment of any monetary settlement, or (ii) with the prior written consent of Buyer, such specific consent not to be Withheld Unreasonably. The Buyer Parties shall agree to, and shall cause the Acquired Companies to join in, any such settlement. The Indemnity Escrow Fund shall be available to pay the amount of any such settlement and the reasonable out-of-pocket legal, accounting, expert and consultant fees and expenses, costs of investigation and litigation and defense and court costs of the Seller incurred in the defense of the Specified Matters. During the three-month period immediately following the Seller Control Period (the “Transition Period”), the Seller and the Buyer Parties shall cooperate to transition the defense of the Specified Matters to the Buyer Parties. During the Transition Period, the Seller shall continue to control the defense of any Proceeding involving a Specified Matter subject to the same limitations as applicable during the Seller Control Period, mutatis mutandis, except that any settlement or compromise shall require the agreement of both the Buyer and the Seller. At or prior to the expiration of the Transition Period (but no earlier than ten (10) days prior to the expiration of the Transition Period), the Buyer Parties shall provide the Seller with the Buyer Parties’ then-current good faith estimate of the amount of Losses to be incurred by the Buyer Indemnified Parties with respect to the Specified Matters (such amount, the “Specified Matters Reserve”). From and after the expiration of the Transition Period, the Buyer Parties and the Acquired Companies shall be entitled to control and direct the defense of the Specified Matters, and shall be entitled to enter into any settlement or compromise with respect to the Specified Matters without the prior written consent of the Seller if such settlement or compromise does not involve any non-monetary consideration to be provided by Seller or any of its Affiliates, and any monetary settlement is in an amount equal to or less than $7,500,000. The Buyer Parties and Acquired Companies shall not consent to the entry of any judgment or enter into any settlement or compromise with respect to any Specified Matter that does involve any non-monetary consideration to be provided by Seller or any of its Affiliates, or involves a monetary settlement in an amount greater than $7,500,000 without the prior written consent of the Seller; such specific consent not to be Withheld Unreasonably.

10.5 Escrow; Order of Recovery; Remedies Exclusive.

(a) Any and all indemnification payments required pursuant to Section 10.2 shall be paid in the following sequence and order of priority:

(i) the Indemnity Escrow Fund in accordance with the terms of the Escrow Agreement, until the earlier of such Losses are paid in full or such Losses equal the Maximum Aggregate Liability Amount; and

(ii) for the avoidance of doubt, with respect to any Losses under Section 10.2(a), the Indemnity Escrow Amount shall be the sole sources of recovery, and the Seller shall not have any liability for any Losses in excess of (or from any source other than) the Indemnity Escrow Amount other than in the event of Fraud.

(b) Except in the case of Fraud, from and after the Closing the provisions of this Article 10, Section 1.8, Section 6.5 and Section 11.15 set forth the exclusive remedies of (a) the Buyer Indemnified Parties with respect to claims for breach of any representation, warranty, covenant or agreement contained in this Agreement and (b) the Seller Indemnified Parties with respect to claims for breach of any representation, warranty, covenant or agreement contained in this Agreement. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any, and claims for rescission) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other party or any of its Affiliates or Representatives arising from this Agreement or the Transactions, including in connection with any misrepresentation or breach of the representations and warranties or covenants contained in this Agreement. The provisions of this Section 10.4(c)(ii) shall not preclude (i) any party from bringing an action for, or obtaining, specific performance, injunction or any other equitable remedy in accordance with Section 11.15 to require any other party to perform its covenants and agreements set forth in this Agreement which by their terms are to be performed at or after the Closing or (ii) enforcement of the other Transaction Documents in accordance with their respective terms.

10.6 Determination of Loss Amount; Mitigation; Subrogation.

(a) The amount of Losses which an Indemnified Party shall be entitled to recover hereunder with respect to any matter shall be reduced by the amount of all amounts reasonably expected to be recovered under insurance policies (including, with respect to the Buyer) or from other third parties or collateral sources (including, without limitation, through contractual rights of indemnity of any Person which are contained outside of this Agreement, collectively “Collateral Sources”) with respect to such matter, in each case, net of any expenses, costs (including costs of collection or enforcement), deductibles, retro-premium adjustments and other out-of-pocket costs incurred in connection with procuring such proceeds or recovery. An Indemnified Party shall use its commercially reasonable efforts, which efforts shall not require the institution of any Legal Proceedings, to procure, receive and collect all insurance proceeds (including, with respect to the Buyer) and all reasonably available proceeds and recoveries from Collateral Sources, provided, that obtaining any recovery from such Collateral Source shall not be a condition to the ability of any Indemnified Party obtaining any recovery under Article 10. Further, in any case where an Indemnified Party actually recovers under insurance policies or from Collateral Sources any amount in each case in accordance with and subject to the limitations set forth in the first sentence of this Section 10.6, in respect of a matter for which such Indemnified Party has already been indemnified pursuant to Section 10.2(a) or Section 10.3(a), as applicable, such Indemnified Party shall promptly pay over the amount so recovered (after deducting therefrom the amount of the expenses and costs incurred by such Indemnified Party following the Closing in procuring such recovery), but, in any case, not in excess of the amount previously so paid out to or on behalf of Indemnified Parties in respect of such matter, to the Indemnifying Party. In addition, an Indemnified Party shall be responsible for taking or causing to be taken commercially reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to Losses that may be indemnifiable under this Article 10.

(b) With respect to each representation or warranty contained in this Agreement that is subject to a Qualification, any such Qualification (other than the Specified Qualification) shall be disregarded for purposes of the calculation of the amount of Losses that are subject to indemnification hereunder.

10.7 Treatment of Indemnity Payments. To the maximum extent permitted by Law, it is the intention of the Parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all purposes (including Tax purposes), and the Parties agree to file, or cause to be filed, their Tax Returns consistently with such characterization. The Seller shall have no obligation to indemnify any Buyer Indemnified Party with respect to (i) any Taxes to the extent paid by the Seller pursuant to Section 6.5, (ii) any Taxes with respect to any Post-Closing Tax Period, except to the extent attributable to a breach of any representation set forth in Section 2.16(n), or (iii) any limitation or diminution of or on any Tax attribute of any Acquired Company.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties.

11.2 Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Transactions are consummated, except that (a) any such fees and expenses of the Company incurred prior to the Closing shall be borne by the Seller to the extent not paid prior to the Closing or included in the Closing Date Transaction Expenses and taken into account in determining the Consideration, (b) filing fees payable under or pursuant to the HSR Act (and any other Antitrust Law or government regulation) shall be paid by the Buyer, and (c) all fees and expenses of the Escrow Agent shall be paid by one-half by the Buyer and one-half by the Seller.

11.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4 Entire Agreement; Counterparts. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided that the Confidentiality Agreements shall not be superseded and shall remain in full force and effect until the Closing. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic transmission, each of which shall be deemed an original.

11.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except as set forth in Section 6.5(a), in any action between any of the Parties arising out of or relating to this Agreement or any of the Transactions: (a) each of the Parties irrevocably and unconditionally Consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware; (b) if any such action is commenced in a state court, then, subject to applicable Law, no Party shall object to the removal of such action to any federal court located in Delaware; and (c) each of the Parties irrevocably waives the right to trial by jury.

11.6 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written Consent of (a) the Seller (with respect to an assignment or delegation by the Buyer or an assignment or delegation by the Company after the Closing) or (b) the Buyer (with respect to an assignment or delegation by any Seller or an assignment or delegation by the Company on or before the Closing), and any such assignment without such prior written Consent shall be null and void; provided that without the prior Consent of the Company and the Seller, the Buyer may assign this Agreement or any of its rights or interests in this Agreement (i) to its lenders providing financing in connection with the Transactions, (ii) a Person that acquires or otherwise succeeds to all or substantially all of the Buyer’s business or assets and assumes all of the Buyer’s obligations hereunder, or (iii) any Affiliate of the Buyer; provided, further, that no assignment shall limit the assignor’s obligations hereunder. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns.

11.7 Third Party Beneficiaries. Except as provided in Section 6.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.8 Notices. Any notice or other communication required or permitted to be delivered to any Party shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (c) one Business Day after being sent by courier or express delivery service; provided that, in each case, the notice or other communication is sent to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties):

if to the Buyer:

Curo Intermediate Holdings Corp.

3615 North Ridge Road

Wichita, Kansas 67205

Attention:         Vin Thomas

Email:               VinThomas@curo.com

with a copy to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree Street NE

Suite 1600

Atlanta, Georgia 30309

Attention:         Cal Smith

                           Timothy Fesenmyer

Email:               calsmith@kslaw.com

                           tfesenmyer@kslaw.com

if to the Seller or the Company (prior to the Closing):

SouthernCo Holdings, LLC

555 Lancaster Avenue

Wayne, PA 19087

Attention:         Adam Curtin

Email:               acurtin@milestonepartners.com

with a copy to (which shall not constitute notice):

Troutman Pepper Hamilton Sanders LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

Attention:         Bruce Fenton

Email:               Bruce.Fenton@Troutman.com

11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.10 Conflict of Interest. If the Seller so desires, without the need for any Consent or waiver by the Company or the Buyer, Troutman Pepper shall be permitted to represent the Seller after the Closing in connection with any matter related to the Transactions, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Troutman Pepper shall be permitted to represent the Seller, any of their agents or Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any Legal Proceeding) with the Buyer, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Troutman Pepper, unless and to the extent Troutman Pepper is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Seller or the Seller consents in writing at the time to such engagement. Any such representation of the Company by Troutman Pepper after the Closing shall not affect the foregoing provisions hereof.

11.11 Attorney-Client Privilege. The Parties agree that any attorney-client privilege, attorney work-product protection, and the expectation of client confidence attaching as a result of counsel’s (whether external or internal) representation of the Seller, the Company and its Subsidiaries prior to the Closing in connection with the Transactions, and all information and documents covered by such privilege or protection (the “Covered Materials”), shall belong to and be controlled by the Seller, and not by the Buyer or the Company, following the Closing, and may be waived only by the Seller, and not the Company, and shall not pass to or be claimed or used by the Buyer or the Company. Absent the Consent of the Seller, neither the Buyer nor the Company shall have a right to access the Covered Materials following the Closing and, in the event the Buyer or the Company accesses Covered Materials in violation of this sentence, such access will not waive or otherwise affect the rights of the Seller with respect to the related privilege or protection. Notwithstanding the foregoing, if a dispute arises between the Buyer or an Acquired Company, on the one hand, and a third party other than (and unaffiliated with) the Seller, on the other hand, after the Closing, then the Company may assert such attorney-client privilege to prevent disclosure to such Covered Materials.

11.12 No Implied Representations; Non-Reliance. The Parties acknowledge that, except as expressly provided in Article 2, Article 3, and Article 4, none of the Parties has made or is making any representations or warranties whatsoever, implied or otherwise.

11.13 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.5 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at law or in equity, and (b) the right of specific performance is an integral part of the Transactions and that, without that right, none of the Parties would have entered into this Agreement. The right to specific enforcement hereunder shall include the right of the Seller to cause the Buyer to purchase the shares of Company Stock owned by the Seller and to consummate the other Transactions, on the terms and subject to the conditions set forth in this Agreement. Each Party agrees that such Party will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

11.14 Seller Release. Effective as of the Closing, the Seller, on its own behalf and on behalf of any related entities, predecessors, successors, affiliates, divisions, subsidiaries, parent companies, and any of its or their assigns, attorneys, accountants, auditors, and past and present officers, directors, employees, members, partners, principles, shareholders, and trustees (collectively, “Releasors”), hereby releases and forever discharges each of Parent, the Buyer and the Company and any related entities, predecessors, successors, affiliates, divisions, subsidiaries, parent companies, and any of its or their assigns, attorneys, accountants, and past and present officers, directors, employees, members, partners, principles, shareholders, and trustees (collectively “Released Parties”), from any and all payments, damages, costs, fees, claims, demands, causes of action, actions, fees and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending or settling any action), obligations, liabilities, penalties and losses, known or unknown, contingent or accrued, now existing or hereafter arising (collectively, “Claims”) that Releasors, and each of them, shall or may have, own or hold, or which they any time heretofore had owned or held against the Released Parties by reason of, arising out of or in connection with any matter of whatever nature or character from the beginning of time through and including the date hereof (collectively “Released Claims”) and further agrees not to institute any litigation, lawsuit, claim, action or other proceeding against any Released Parties in respect of any and all Released Claims; provided, however, that nothing in this release (this “Release”) shall be construed to release, acquit or discharge any Claims or rights that any of the Releasors has or may have under this Agreement. Seller hereby represents and warrants, on behalf of itself and the other Releasors, that each such Releasor (a) has access to adequate information regarding the terms of this Agreement, the facts underlying the Released Claims, the scope and effect of the releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement, (b) has not assigned any Released Claims and (c) has not relied on any other person or entity in deciding to enter into this Release and has instead made his, her or its own independent analysis and decision to enter into this Release.

11.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) As used in this Agreement, “made available” (or phrases having similar import) means that the applicable materials were posted to the electronic datasite with the project name “Project Altitude” maintained by Dropbox in connection with the Transactions (A) in the case of materials required to be made available on or prior to the Agreement Date, on or before 3:00 p.m. Eastern Time on the date that is at least two days prior to the Agreement Date, or (B) in the case of materials required to be made available on or prior to the Closing Date, on or before 3:00 p.m. Eastern Time on the date that is at least two days prior to the Closing Date.

(e) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Articles or Sections of this Agreement and Exhibits or Schedules to this Agreement. All Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Unless the context otherwise requires, the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(f) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g) All references herein to “dollars,” “U.S. dollars” or “$” shall be deemed to be references to the lawful money of the United States. All provisions herein qualified by the term “domestic” or “foreign” shall be construed on the basis that the United States is the relevant domestic country.

(h) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(i) If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such non-Business Day. All reference herein to “days” shall be deemed to be references to “calendar days” unless the context otherwise requires.

(j) Unless the context requires otherwise, (i) any definition of or reference or citation to any Law or Contract herein shall be construed as referring or citing to such Law or Contract as from time to time amended, supplemented or otherwise modified, including by succession of comparable successor Laws, and to the rules and regulations promulgated thereunder, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, (iv) all accounting terms not specifically defined herein shall be construed in accordance with the Calculation Principles, (v) the word “or” shall not be exclusive, and (vi) the phrase “to the extent” means the degree to which a subject or other item extends and shall not simply mean “if.”

11.16 Disclosure Schedules. The Disclosure Schedules have been arranged, for purposes of convenience only, as separate Schedules corresponding to the subsections of Article 2 and Article 3. The representations and warranties contained in Article 2 and Article 3 are subject to (a) the exceptions and disclosures set forth in the Schedule corresponding to the particular subsection of Article 2 and Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such Schedule by reference to another part of the Disclosure Schedules; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedules to the extent it is reasonably apparent from the text of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. The Disclosure Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company and the Seller contained in this Agreement. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.

BUYER:

CURO INTERMEDIATE HOLDINGS CORP.

By:	/s/ Donald F. Gayhardt Jr.
Name:	Donald F. Gayhardt Jr.
Title:	President

PARENT:

CURO GROUP HOLDINGS CORP.

By:	/s/ Donald F. Gayhardt Jr.
Name:	Donald F. Gayhardt Jr.
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

THE COMPANY:

SOUTHERNCO, INC.

By:	/s/ Douglas Clark
Name:	Douglas Clark
Title:	Chief Executive Officer

THE SELLER:

SOUTHERNCO HOLDINGS, LLC

By:	/s/ W. Scott Warren
Name:	W. Scott Warren
Title:	Authorized Signatory

[Signature Page to Stock Purchase Agreement]

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“Acquired Companies” means the Company and its Subsidiaries.

“Adjustment Escrow Amount” has the meaning set forth in Section 1.9(a).

“Adjustment Escrow Fund” means the fund established pursuant to the Escrow Agreement with respect to the Adjustment Escrow Amount.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Agreement Date” means the date of this Agreement.

“AI” has the meaning set forth in Section 2.10(r).

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect.

“Anti-Money Laundering Laws” means all applicable Laws related to financial recordkeeping or reporting, or the prevention of money laundering or terrorist financing in the jurisdictions the Company conducts its business, including but not limited to the Bank Secrecy Act of 1970 (the “Bank Secrecy Act”), and any Law implementing the “Forty Recommendations” published by the Financial Action Task Force on Money Laundering.

“Antitrust Law” means any Law designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act and similar foreign competition Laws.

“Audited Balance Sheets” has the meaning set forth in Section 2.6.

“Bank Secrecy Act” has the meaning set forth in the definition of Anti-Money Laundering Laws.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Business Systems” means all information technology assets and equipment, Software, computer hardware (whether general or special purpose), telecommunications equipment, interfaces, platforms, servers, peripherals, websites, applications, databases and computer systems that are owned, leased, licensed, or controlled by the Acquired Companies, irrespective of whether physical, virtual, or cloud-based. For purposes of this Agreement, Business Systems include any of the foregoing that is operated by any vendor, supplier, service provider, or contractor of the Acquired Company.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2(a)(i).

“Calculation Principles” means those calculation principles set forth on Exhibit B.

“CARES Act” means the (a) Coronavirus Aid, Relief and Economic Security Act, Pub. L. No. 116-136, H.R. 748, 116th Cong. (2020), or any similar applicable Law, and any administrative or other guidance published with respect thereto by any Governmental Entity, (b) the Payroll Tax Executive Order, (c) the Consolidated Appropriations Act, 2021, and (d) the American Rescue Plan Act of 2021, Pub. L. No. 117-2, H.R. 1319, 117th Cong. (2021), together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor legislation thereto.

“Cash” means, (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing within one (1) year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is fully insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System, and (g) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above held by the Acquired Companies; as determined in accordance with the Calculation Principles, less (i) the aggregate amount of outstanding checks or drafts of the Acquired Companies that have not posted, plus (ii) the aggregate amount of checks received by the Acquired Companies that have not been posted. For the avoidance of doubt, Cash shall not include Restricted Cash.

“Cash Consideration” means $335,000,000, as it may be adjusted in accordance with Section 1.8.

“Claims” has the meaning set forth in Section 11.14.

“Claim Notice” has the meaning set forth in Section 10.4(a).

“Claim Response” has the meaning set forth in Section 10.4(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Cash” means the amount, which may be a positive or negative number, of Cash as of the Effective Time less $4,500,000.

“Closing Cash Consideration” means an amount of cash equal to (a) the Estimated Cash Consideration, plus or minus the Estimated Closing Date Working Capital Adjustment, minus (b) the Estimated Transaction Expenses, minus (c) the Adjustment Escrow Amount, minus (d) the cash portion of the Indemnity Escrow Amount.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Date Indebtedness” means the Indebtedness of the Acquired Companies as of immediately prior to the Closing set forth on Schedule 1.1; provided that (a) any item included in Closing Date Indebtedness shall not be included in Closing Date Transaction Expenses and (b) any item included in Closing Date Transaction Expenses shall not be included in Closing Date Indebtedness.

“Closing Date Transaction Expenses” means, to the extent unpaid as of immediately prior to the Closing: (a) all fees, costs, commissions, and expenses accrued, incurred or otherwise payable by the Acquired Companies or the Seller at or prior to the Closing in connection with the sales process or the preparation, execution, negotiation and performance of this Agreement, the other Transaction Documents and the Transactions, including attorneys, accountants, consultants, brokers and financial advisors (including Troutman Pepper) and the costs of any Tail Policy and one-half the costs of the Escrow agreement; (b) any commission, severance, bonus, phantom equity, retention, change-in-control, compensation or other similar payment or benefit of any kind payable by the Acquired Companies or the Seller to any current or former officer, director, employee, contractor or other service provider as a result of or in connection with the consummation of the Transactions or the entry into, or adoption of, this Agreement, in each case, together with all employer-side payroll taxes payable in connection therewith (or in connection with any other compensatory payments made as a result of the consummation of the Transactions or the entry into, or adoption of, this Agreement), and (c) all fees, costs, commissions, and expenses accrued, incurred or otherwise payable by the Acquired Companies or the Seller at or prior to the Closing in connection with the termination of the Contracts set forth on Schedule 5.4 and the satisfaction of liabilities pursuant to Section 5.4; provided that Closing Date Transaction Expenses shall not include any severance payments made to employees who are terminated after the Closing or any fees, costs and expenses payable by the Buyer or any of its respective Affiliates pursuant to the terms of this Agreement (or any financing related to the Transactions); provided, further, that (i) any item included in Closing Date Transaction Expenses shall not be included in Closing Date Indebtedness and (ii) any item included in Closing Date Indebtedness shall not be included in Closing Date Transaction Expenses.

“Closing Date Working Capital Adjustment” means an amount, if any, which may be a positive or negative number, by which the Closing Working Capital (a) is less than negative $13,000,000 or (b) is greater than negative $11,000,000; then in either case, only such surplus or deficit, as the case may be, shall be the Closing Date Working Capital Adjustment.

“Closing Statement” has the meaning set forth in Section 1.8(a).

“Closing Working Capital” means, as of the Effective Time, (i) the current assets of the Company minus (ii) the current liabilities of the Company as calculated in accordance with the Calculation Principles.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Sources” has the meaning set forth in Section 10.6(a).

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Data” means any Personal Information or confidential information, including trade secrets, in any Acquired Company’s possession or control.

“Company Employees” means the employees of the Acquired Companies as of the Closing.

“Company Financial Statements” has the meaning set forth in Section 2.6.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by an Acquired Company.

“Company Licensed Intellectual Property” has the meaning set forth in Section 2.10(f).

“Company Material Adverse Effect” means any event, development, change or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to: (a) the assets, liabilities, financial condition or existing business of the Acquired Companies (taken as a whole); provided that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect of the type described in clause (a) of this definition only: (i) any adverse effect resulting directly or indirectly from general business or economic conditions, except to the extent such general business or economic conditions have a materially disproportionate effect on the Acquired Companies as compared to any of the other companies in the Acquired Companies’ industry; (ii) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Acquired Companies operate or compete, except to the extent such adverse effect has a materially disproportionate effect on the Acquired Companies as compared to any of the other companies in the Acquired Companies’ industry or industry sector; (iii) any adverse effect resulting from changes in regulatory, legislative or political conditions in the United States or any other country or region in the world, except to the extent such change in regulatory, legislative or political condition has a materially disproportionate effect on the Acquired Companies as compared to any of the other companies in the Acquired Companies’ industry; (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions), pandemic or epidemic (including the COVID-19 pandemic or any worsening thereof) in the United States or any other country or region in the world, except to the extent such conditions or actions has a materially disproportionate effect on the Acquired Companies as compared to any of the other companies in the Acquired Companies’ industry or geographies in which the Acquired Companies operate; (v) any adverse effect resulting directly or indirectly from the announcement, execution or delivery of the Agreement or the pendency or consummation of the Transactions, including any disruption in (or loss of) supplier, service provider, partner or similar relationships or any loss of employees; (vi) any adverse effect resulting directly or indirectly from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof; (vii) any adverse effect resulting directly or indirectly from (A) any action taken by an Acquired Company at Parent’s direction, (B) any action referred to in Section 5.2 taken by an Acquired Company with Parent’s Consent or (C) the failure to take any action referred to in Section 5.2 that was not taken by an Acquired Company because Parent withheld its Consent; (viii) the failure of the Acquired Companies to meet internal expectations or projections (provided that the underlying causes of such failure may (unless otherwise excluded pursuant to the exclusions described above) be considered in determining whether there is a Company Material Adverse Effect); or (ix) any adverse effect resulting directly or indirectly from any breach by Parent of any provision of this Agreement or the taking of any other action by Parent; or (b) the ability of the Seller or the Company to consummate the Transactions on a timely basis.

“Company Plan” has the meaning set forth in Section 2.17(a).

“Company Product” means the products and services currently licensed, sold or distributed by an Acquired Company, including third-party products included as part of a Company Product, and expressly including any third-party products distributed (along with any Acquired Companies’ products or services or licensed separately).

“Company Software” means any proprietary Software that constitutes Company Intellectual Property.

“Company Stock” means all of the issued and outstanding shares of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, dated September 7, 2021, by and between Curo Management LLC and Milestone Partners Management Co., L.P., regarding the Acquired Companies.

“Consent” means any consent, approval or waiver.

“Consideration” means an amount equal to (a) the Cash Consideration, plus (b) the Stock Consideration.

“Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation, whether written or oral.

“Covered Materials” has the meaning set forth in Section 11.11.

“COVID-19 pandemic” means the COVID-19 pandemic, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“D&O Indemnified Persons” has the meaning set forth in Section 6.2(a).

“D&O Indemnifying Parties” has the meaning set forth in Section 6.2(b).

“DGCL” has the meaning set forth in the recitals of this Agreement.

“Disclosure Schedules” means the disclosure schedules that have been prepared by the Company and the Seller and delivered to the Buyer on the Agreement Date.

“Dispute Auditor” has the meaning set forth in Section 6.5.

“Dispute Notice” has the meaning set forth in Section 1.8(b).

“Employee Benefit Plan” means any material pension, retirement, profit-sharing, 401(k), savings, employee stock ownership, stock option, share purchase, stock appreciation rights, restricted stock, phantom stock, stock bonus, retention, severance pay, termination pay, change in control, vacation, holiday, sick pay, supplemental unemployment, salary continuation, bonus, incentive, deferred compensation, compensation, medical, vision, dental, life insurance, accident, disability, fringe benefit, flexible spending account, cafeteria, or other similar plan, fund, policy, benefit, program, practice, agreement, arrangement, or understanding for the benefit of any current or former officer, employee, director, retire or independent contractor or any spouse, dependent or beneficiary thereof whether or not such Employee Benefit Plan is or is intended to be (a) arrived at through collective bargaining or otherwise, (b) funded or unfunded, (c) covered or qualified under the Code, ERISA or other applicable Law, (d) set forth in an employment or consulting Contract or (e) written or oral.

“Employment Matters” has the meaning set forth in Section 2.17(h).

“End Date” means March 31, 2022; provided that either Buyer or the Company shall have the right, in their sole discretion, to extend the End Date by up to 30 days if any of the conditions set forth in Article 6 or Article 7 shall not have been satisfied or waived as of such date.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any law or governmental regulation relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, any Hazardous Substances, or (c) safety issues (including human and occupational safety and health), in each case, as amended and as in effect on the Agreement Date.

“Environmental Permit” means any permit, license, review, certification, approval, registration, Consent or other authorization issued pursuant to any Environmental Laws.

“Equity Escrow Consideration” means the number of shares of Parent Common Stock (rounded to the nearest whole share) issued in book-entry form in the name of the Seller equal to the quotient of (A) Twenty Million Dollars ($20,000,000), divided by (B) the Reference Price.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 2.17(f).

“Escrow Agent” means the Delaware Trust Company.

“Escrow Agreement” means an escrow agreement in a form mutually agreed upon by the Buyer and the Seller.

“Escrow Funds” means the Adjustment Escrow Fund and the Indemnity Escrow Fund.

“Estimated Closing Cash Consideration” means an amount of cash equal to (a) the Cash Consideration, plus or minus the Estimated Closing Date Working Capital Adjustment, plus (b) the Estimated Closing Cash, minus (c) the Estimated Closing Date Indebtedness, and minus (d) the Estimated Closing Date Transaction Expenses.

“Estimated Closing Cash” has the meaning set forth in Section 1.5(b).

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 1.5(b).

“Estimated Closing Date Transaction Expenses” has the meaning set forth in Section 1.5(b).

“Estimated Closing Statement” has the meaning set forth in Section 1.5(b).

“Estimated Closing Date Working Capital Adjustment” means the Seller’s good faith calculation of the Closing Date Working Capital Adjustment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indemnification Obligations” has the meaning set forth in Section 6.2(a).

“FFCRA” means the Families First Coronavirus Response Act, Pub. L. 116-127 (or any comparable, analogous or similar provision of state, local or non-U.S. Law or conforming U.S. Law).

“FFIEC” has the meaning set forth in the definition of Privacy and Security Requirements.

“Final Adjustment Amount” has the meaning set forth in Section 1.8(d).

“Final Adjustment Amount Determination Date” has the meaning set forth in Section 1.8(c).

“Final Closing Cash” has the meaning set forth in Section 1.8(a).

“Final Closing Indebtedness” has the meaning set forth in Section 1.8(a).

“Final Closing Date Transaction Expenses” has the meaning set forth in Section 1.8(a).

“Final Closing Date Working Capital” has the meaning set forth in Section 1.8(a).

“Financing” shall mean the additional issuance by Parent of its 7.500% Senior Secured Notes due 2028 pursuant to the terms of that certain Indenture dated as of July 30, 2021, among Parent, the guarantors party thereto and TMI Trust Company, as trustee and collateral agent, in an aggregate principal amount of no more than $225,000,000.

“Fraud” means actual common law fraud under Delaware law (excluding any constructive, negligent or reckless fraud) committed by any Party in the making of any representation or warranty in Article 2, Article 3 or Article 4 (each as qualified by the Disclosure Schedules), as applicable, or in any certificate delivered pursuant to this Agreement by such Party.

“Fundamental Representations” has the meaning set forth in Section 10.1.

“GAAP” means United States generally accepted accounting principles.

“General Survival Termination Date” has the meaning set forth in Section 10.1.

“Government Official” means (a) any officer or employee of any Governmental Entity, (b) any person acting in an official capacity on behalf of a Governmental Entity, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Entity, or (d) any officer or employee of a public international organization.

“Governmental Entity” means any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, arbitrator, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.

“Governmental Order” means any subpoena, order, writ, judgment, injunction, decree, stipulation, consent order, determination or award entered by or with any Governmental Entity.

“HSR Act” means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976.

“Inbound Licenses” has the meaning set forth in Section 2.10(f).

“Indebtedness” means the outstanding principal amount of, and all interest and other amounts whether accrued for or not in respect of, including any penalties, unpaid fees and expenses and other monetary obligations, and all amounts payable at retirement, including any prepayment, redemption, make-whole, breakage or similar premiums or penalties, of, (a) any indebtedness for borrowed money of the Acquired Companies, (b) any obligation of any Acquired Company evidenced by bonds, debentures, notes or other similar instruments, (c) all liabilities and obligations under leases of any Acquired Company required to be capitalized in accordance with GAAP, (d) any obligation of the Acquired Companies with respect to letters of credit (solely to the extent actually drawn upon), bankers’ acceptances or similar facilities issued for the account of the Acquired Companies, (e) any obligations of the Acquired Companies pursuant to any surety or performance bond to the extent a claim for funding pursuant to any such surety or performance bond by the issuer thereof has been made against the Acquired Companies, (f) any liabilities for any unpaid severance or deferred compensation obligations of the Acquired Companies together with all employer-side payroll Taxes payable in connection therewith, (g) all liabilities and obligations of the Acquired Companies for the deferred purchase price of property or services (including earn-outs and purchase price adjustments), other than accounts payable in the ordinary course of business), (h) any declared but unpaid dividends or other distributions on the Company Stock, (i) any payroll Taxes the payment of which was deferred under Section 2302 of the CARES Act from the period prior to the Closing to a period after the Closing and (j) any obligation of the type referred to in clauses (a) through (i) of this definition of another Person the payment of which any Acquired Company has guaranteed or for which any Acquired Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or Parent; provided, however, that in no event will Indebtedness include amounts to the extent deducted from the Purchase Price as a Closing Date Transaction Expense.

“Indemnification Claim” has the meaning set forth in Section 10.4(a).

“Indemnified Party” has the meaning set forth in Section 10.4(a).

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“Indemnity Escrow Amount” means $30,000,000, which shall consist of $10,000,000 in cash and Equity Escrow Consideration.

“Indemnity Escrow Fund” means the fund established pursuant to the Escrow Agreement with respect to the Indemnity Escrow Amount.

“Insurance Policies” has the meaning set forth in Section 2.19.

“Intellectual Property” means any (a) utility and design patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, divisionals, provisionals, revisions, extensions and reexaminations or reissues thereof in any jurisdiction throughout the world (clause (a), collectively, “Patents”), (b) trademarks, service marks, trade names, brand names, trade dress, slogans, logos, and other indicia of origin, together with all goodwill associated therewith (clause (b), collectively, “Marks”), (c) Internet domain name registrations and social media accounts, (d) inventions, discoveries, ideas, processes, techniques, formulae, designs, models, industrial designs, know-how, proprietary information, trade secrets, research and development information, drawings, specifications, plans, proposals, technical data and manuals, customer and supplier lists and information, and confidential information, in each case whether or not patented or patentable, (e) copyrights, writings and other copyrightable works and works in progress (including content of internet websites), data and Software, (f) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (g) all registrations, issuances, and applications for registration of any of the foregoing, and (h) any renewals, extensions, continuations, continuations-in-part, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world.

“IP Agreement” has the meaning set forth in Section 2.10(i).

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to the Company, (a) the actual knowledge of a fact or other matters of the Knowledge Individuals and (b) the knowledge the Knowledge Individuals would have after reasonable inquiry, including reasonable inquiry of his or her direct reports with operational responsibility for the fact or matter in question.

“Knowledge Individuals” means the following Persons: Kelly Abernathy, Doug Clark, Gary Fulk, Richard Pfaltzgraff and Bobby Richmond.

“Law” means any federal, state, local, municipal, foreign or other law, statute, act, code, constitution, principle of common law, rule, regulation, decree, Governmental Order, ordinance, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 2.9.

“Legal Proceeding” means any action, suit, claim, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, request, review, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Entity or any arbitrator or arbitration panel.

“Lien” means any and all liens, licenses, mortgages, easements, encroachments, restrictions on transfer, encumbrances, security interests, claims, charges or pledges.

“Line of Credit Facilities” means (i) those certain facilities under the Credit Agreement, dated as of September 28, 2021, by and among Thaxton Investment Corporation, Southern Management Corporation and certain of their Subsidiaries, the Guarantors party thereto from time to time, the Lenders party thereto from time to time and BMO Harris Bank N.A., as Administrative Agent and (ii) those certain facilities under the Credit Agreement, dated as of December 31, 2019, by and among SMC Financing LLC, as borrower, Southern Management Corporation, as Seller and Servicer, and Ares Agent Services, L.P., as Administrative Agent and Collateral Agent, and the Lenders party thereto, as amended.

“Lock-Up Agreement” means a lock-up agreement prohibiting the Seller from selling its Stock Consideration for the 12 months following the Closing Date, in a form mutually agreed upon by the Parent, the Buyer and the Seller.

“Loss” means any losses, liabilities, damages, assessments, levies, payments, obligations, fines, penalties, Taxes, Third Party Claims, settlements, judgments, awards, interests, costs or expenses (including, without limitation, reasonable out-of-pocket legal, accounting, expert and consultant fees and expenses, costs of investigation and litigation and defense and court costs), but excluding any consequential, special, indirect, exemplary, punitive or similar damages except, in each case, to the extent awarded to a Third Party in connection with a Third Party Claim. “Losses” with respect to the Specified Matters shall be limited to actual out-of-pocket payments related to any losses, liabilities, damages, assessments, levies, payments, obligations, fines, penalties, Taxes, Third Party Claims, settlements, judgments, awards, interests, costs or expenses (including, without limitation, reasonable out-of-pocket legal, accounting, expert and consultant fees and expenses, costs of investigation and litigation and defense and court costs) and excluding lost profits, dimunition of value or any damages calculated on a multiple of earnings or similar basis.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Contracts” has the meaning set forth in Section 2.12(a).

“Maximum Aggregate Liability Amount” has the meaning set forth in Section 10.2(b).

“NYSE” means the New York Stock Exchange or, if the Parent Common Stock is no longer listed on the New York Stock Exchange, the primary stock market or exchange on which the Parent Common Stock is listed.

“OFAC” has the meaning set forth in Section 2.15(b).

“Off-the-Shelf Software” has the meaning set forth in Section 2.10(f).

“Open Source Code” means any Software that is licensed or distributed pursuant to any open source, community source, freeware, shareware or public license or distribution model, including any Software licensed or distributed under any of the following licenses or distribution models: GNU General Public License (GPL) or Lesser/Library GPL (LGPL), BSD License, Apache License and other licenses listed at www.opensource.org.

“ordinary course of business” means, with respect to the Acquired Companies, the ordinary course of business consistent with the Acquired Companies’ past practices, other than actions reasonably taken (or not taken) in good faith (a) in response to the COVID-19 pandemic to protect the health and safety of the Acquired Companies’ employees and other individuals having business dealings with the Company, (b) to respond to third-party supply or service disruptions caused by the COVID-19 pandemic, or (c) in response to any applicable Law from any Governmental Entity arising out of, or otherwise related to, the COVID-19 pandemic.

“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization or certificate of formation, operating agreement or similar governing documents, as amended.

“Outbound Licenses” has the meaning set forth in Section 2.10(g).

“Parent” has the meaning set forth in the preamble of this Agreement.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Equity Incentive Plans” means those plans pursuant to which Parent has granted qualified and non-qualified common stock options and nonvested common stock awards to officers, directors and other key employees, as set forth in Schedule 4.6(a).

“Parent Material Adverse Effect” means any event, development, change or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to: (a) the assets, liabilities, financial condition or existing business of Parent and its Subsidiaries (taken as a whole); provided that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Parent Material Adverse Effect of the type described in clause (a) of this definition only: (i) any adverse effect resulting directly or indirectly from general business or economic conditions, except to the extent such general business or economic conditions have a materially disproportionate effect on Parent and its Subsidiaries (taken as a whole) as compared to any of the other companies in Parent’s industry; (ii) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which Parent and its Subsidiaries (taken as a whole) operate or compete, except to the extent such adverse effect has a materially disproportionate effect on Parent and its Subsidiaries (taken as a whole) as compared to any of the other companies in Parent’s industry or industry sector; (iii) any adverse effect resulting from changes in regulatory, legislative or political conditions in the United States or any other country or region in the world, except to the extent such change in regulatory, legislative or political condition has a materially disproportionate effect on Parent and its Subsidiaries (taken as a whole) as compared to any of the other companies in Parent’s industry; (iv) any geopolitical conditions, outbreak of hostilities, acts of war, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, terrorism or military actions), pandemic or epidemic (including the COVID-19 pandemic or any worsening thereof) in the United States or any other country or region in the world, except to the extent such conditions or actions has a materially disproportionate effect on Parent and its Subsidiaries (taken as a whole) as compared to any of the other companies in Parent’s industry or geographies in which Parent operates; (v) any adverse effect resulting directly or indirectly from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof; (vi) the failure of Parent to meet internal or external (including analyst) expectations or projections or any fluctuations in the price of the Parent Common Stock (provided that the underlying causes of such failure or fluctuations may (unless otherwise excluded pursuant to the exclusions described above) be considered in determining whether there is a Parent Material Adverse Effect); or (vii) any adverse effect resulting directly or indirectly from any breach by the Company or the Seller of any provision of this Agreement or the taking of any other action by Parent or (b) the ability of the Parent to consummate the Transactions.

“Parent Preferred Stock” means the preferred stock, par value $0.001 per share, of Parent.

“Parent Reports” has the meaning set forth in Section 4.7(a).

“Parent Restricted Stock Unit Award” has the meaning set forth in Article 11.

“Party(ies)” has the meaning set forth in the preamble of this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Paycheck Protection Program” means the Paycheck Protection Program established under Section 1102 of the CARES Act, as implemented from time to time by the SBA.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 202-65, and any successor or related regulation, notice, or guidance issued in accordance with Section 274 of the Consolidated Appropriations Act, 2021 signed into law on December 27, 2020).

“PCI-DSS” has the meaning set forth in the definition of Privacy and Security Requirements.

“Permits” means approvals, consents, authorizations, certificates, registrations, filings, franchises, licenses, notices and permits of or with all applicable Governmental Entities.

“Permitted Encumbrances” means: (a) liens for Taxes not yet due or payable or that are being contested in good faith by appropriate proceedings and, with respect to amounts being contested in good faith by appropriate proceedings, for which appropriate reserves have been established in accordance with GAAP; (b) liens securing Indebtedness that is included in the Closing Date Indebtedness and that will be released upon payment of the Closing Date Indebtedness at or prior to the Closing; (c) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements not yet due or payable; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; (e) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens arising or incurred in the ordinary course of business not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings by the Acquired Company; (f) non-exclusive licenses or sublicenses granted to others in the ordinary course of the Company’s business; (g) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company; (h) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (i) liens securing the Line of Credit Facilities.

“Person” means any individual, Entity or Governmental Entity.

“Personal Information” means any data, information, and/or record that, alone or in combination with other information, identifies, allows the identification, or is capable of being directly or indirectly linked to or associated with, an individual, and any information, data, or record(s) derived, inferred, or created therefrom or combined therewith, including (but not limited to) name, street address, telephone number, email address, photograph, social security number, bank account number, pin code, driver’s license number, passport number or customer or account number, device identifiers, inferred customer attributes, inferred customer scores, transaction or payment history data, or any other data or information that subject to any Privacy or Security Requirement. For clarity, and without limiting the generality of the foregoing, Personal Information includes any data, information, or record that constitutes “personal information,” “personally identifiable information,” “personal data,” “personally identifiable financial information,” “nonpublic personal information,” “consumer report(s),” “protected health information,” “medical information,” or any other similar type of data described by, defined by, or subject to any Privacy or Security Requirement.

“Post-Closing Tax Period” means any taxable period, or portion thereof, that begins after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Taxes” means all liabilities for Taxes (a) of Seller for any taxable period, (b) with respect to the Acquired Companies or to the assets or the business of the Acquired Companies for (i) any Pre-Closing Tax Period and (ii) for that portion of any Straddle Period that ends on the Closing Date (determined in accordance with the principles set forth in Section 6.5(b)).

“Pre-Closing Tax Period” means any taxable period that ends on or prior to the Closing Date.

“Pre-Closing Tax Refund” has the meaning set forth in Section 6.5(g).

“Pre-Closing Tax Returns” has the meaning set forth in Section 6.5(a).

“Privacy and Security Requirements” means (a) all applicable Laws relating to the collection, access, storage, use, disclosure, retention, transfer, or any other processing of Company Data, including but not limited to, the Gramm-Leach-Bliley Act and state financial privacy Laws, the Fair Credit Reporting Act and state credit-reporting Laws, state insurance privacy Laws, and/or the California Consumer Privacy Act; (b) all applicable Laws concerning the privacy, data protection, cybersecurity and/or information security of the Acquired Companies’ products, services, operations, business activities, premises, and/or Business Systems, including Laws concerning incident and/or breach notification, such as (without limitation) 23 NYCRR Part 500, and any state data breach notification Laws; (c) Federal Financial Institutions Examination Council (“FFIEC”) Information Technology Examination Handbook (IT Handbook), or any applicable handbook, manufacturer’s recommendations, or guidance regarding IT or cybersecurity (d) all contracts to which the Acquired Companies is a party or are otherwise bound that relate to Personal Information or protecting the security or privacy of information or Business Systems (including, without limitation, any contracts relating to incident and/or breach notification, and any card network rules applicable by virtue of contract); (e) any of the Acquired Companies’ internal and/or posted policies and notices relating to Personal Information and/or to the privacy, data protection, cybersecurity and/or information security of the Acquired Companies’ products, services, operations, business activities, premises and/or Business Systems (including, without limitation, publicly-posted privacy notices or privacy policies, and the Acquired Companies’ Program (as such term is defined in Section 2.10(n))); (f) the Payment Card Information Data Security Standards (“PCI-DSS”) and any other applicable standard of the Payment Card Industry Council; and (g) any industry standards in relation to which the Acquired Companies were audited to, assessed under, risk-assessed using, or benchmark the Company against either internally or by or on behalf of any other Person, at any time since within the past seven years, including without limitation SSAE, NIST, ISO, COBIT, or any similar industry standards.

“Program” has the meaning set forth in Section 2.10(n).

“Purchase Price” means the Cash Consideration plus the Stock Consideration.

“Qualification” means all uses of the words or phrases “materiality,” “materially,” “material,” “Material Adverse Effect,” “in all material respects” or similar materiality qualifications and deviations of the word “material” (whether used alone or in a phrase that has a similar impact or effect) (but not including “Knowledge”).

“Real Property Leases” has the meaning set forth in Section 2.9.

“Reference Price” means the average of the equal the volume weighted average price per share of Parent Common Stock on the NYSE, as reported by Bloomberg L.P., for the 10 consecutive trading days ending on the trading day prior to the press release issued by Parent announcing the Transactions, rounded to three decimal places.

“Registration Rights Agreement” means a registration rights agreement containing customary piggy-back registration rights in respect of the Stock Consideration, in a form mutually agreed upon by the Parent, the Buyer and the Seller.

“Registered IP” means all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Entity, including all Patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Related Party” means any Seller and any Affiliate, current or former member, manager, stockholder, equityholder, director, officer or employee of any Acquired Company or any immediate family member of any of the foregoing (including parents, siblings, children, spouses or civil partners of the foregoing), and any Person in which any of the foregoing owns, in the aggregate, a direct or indirect beneficial ownership representing at least 10% of the outstanding voting power or economic interest of such Person.

“Release” has the meaning set forth in Section 11.14.

“Releasors” has the meaning set forth in Section 11.14.

“Released Claims” has the meaning set forth in Section 11.14.

“Released Parties” has the meaning set forth in Section 11.14.

“Representatives” means, with respect to any Person, such Person’s directors, officers or other employees, consultants or other agents including its financial, legal or accounting advisors.

“Required Financial Information” means (a) the Company Financial Statements and (b) the unaudited balance sheet and the statements of income (loss) of the Acquired Companies for each month ended after September 30, 2021 that is at least 30 days prior to the Closing Date.

“Response Period” has the meaning set forth in Section 10.4(b).

“Restricted Cash” means any cash or cash equivalents, to the extent that such cash or cash equivalents, is not freely usable by the Buyer or the Acquired Companies following the Closing because it is subject to restrictions or limitations on use under Applicable Law or any Contract.

“Sanctioned Party” has the meaning set forth in Section 2.15(b).

“SBA” means the U.S. Small Business Administration.

“SEC” means the Securities and Exchange Commission.

“Section 280G Approval” has the meaning set forth in Section 6.3.

“Section 280G Waiver” has the meaning set forth in Section 6.3.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means (a) any actual or suspected event that compromises, has compromised, or could reasonably be expected to compromise, the security, confidentiality, availability, or integrity of Company Data or Business Systems; (b) any actual or suspected event that leads to, has led to, or could reasonably be expected to lead to, the accidental, unauthorized, or unlawful destruction, loss, use, misuse, theft, alteration, acquisition, exfiltration, disclosure or dissemination of, or access to, Company Data; (c) any actual or suspected event that requires, has required, or is reasonably expected to require notification to any person pursuant to any Privacy and Security Requirement, or is otherwise considered a security incident, breach, account data compromise, or similar event under any Privacy and Security Requirement;

(d) any event though which Business Systems or Company Data were affected by malicious code (such as, without limitation, ransomware, viruses, Trojan horses, drop-dead devices, or time bombs) or through which the access to or operation of the Business Systems or Company Data was interrupted, disrupted, or otherwise impeded; and (e) any material violation of the Acquired Company’s Program (as such term is defined in Section 2.10(n)).

“Self-Regulatory Organization” has the meaning set forth in Section 2.11(d).

“Seller” has the meaning set forth in the recitals of this Agreement.

“Seller Control Period” has the meaning set forth in Section 10.4(d).

“Seller Indemnified Parties” has the meaning set forth in Section 10.3(a)(i).

“Software” means all software (including assemblers, applets, compilers, source code, object code, intermediate/byte code, executable code, systems, specifications, embodiments of algorithms, tools, user interfaces, data, databases (including scripts required to build and/or maintain such databases), firmware, models, and related documentation), together with any error corrections, updates, modifications or enhancements thereto, in both machine-readable form and human-readable form.

“Specified Matter” means any matter identified with an asterisk on Schedule 10.2(a)(i).

“Specified Matters Reserve” has the meaning set forth in Section 10.4(d).

“Specified Representations” means the representations and warranties set forth in Section 2.1 (Authority; Binding Nature of Agreement), Section 2.2 (Subsidiaries; Due Incorporation), Section 2.4 (Capitalization), Section 2.11 (Regulatory Matters), Section 2.21 (Financial Advisor), Section 3.2 (Authority; Binding Nature of Agreement), Section 3.4 (Title to Securities) and Section 3.6 (Financial Advisor).

“Specified Qualification” means (i) the first instance of the word “material” in the representations and warranties set forth in Section 2.6, and (ii) the use of the word “material” as used in the defined terms “Company Material Adverse Effect,” “Material Contracts” and “Parent Material Adverse Effect.”

“Stock Consideration” means the number of shares of Parent Common Stock (rounded to the nearest whole share) issued in book-entry form in the name of the Seller equal to the quotient of (A) Twenty Five Million Dollars ($25,000,000), divided by (B) the Reference Price.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

“Tail Policy” has the meaning set forth in Section 6.2(c).

“Takeover Proposal” means, other than the Transactions, any (a) proposal or offer from any Person (other than Parent or its Affiliates or their respective Representatives) for (i) any acquisition by such Person of a substantial amount of assets of the Company having a fair market value (as determined by the Company’s board of directors in good faith) in excess of 20% of the fair market value of all the assets of the Company immediately prior to such acquisition or (ii) more than a 20% interest in the total voting securities of the Company, (b) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company, or (c) merger, consolidation, or business combination of the Company with any unaffiliated third party.

“Tax” or “Taxes” means any and all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, custom duties or other taxes of any kind whatsoever, including any amounts payable under escheat or unclaimed property laws, together with any interest or any penalty, addition to tax or additional amount imposed thereon by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign).

“Tax Claim” has the meaning set forth in Section 6.5(d)(i).

“Tax Return” means any return, statement, report, filing or form (including estimated returns and reports, withholding returns and reports, any schedule or attachment, and information returns and reports) required to be filed with a Governmental Entity with respect to Taxes, including any amendments thereof.

“Third Party Claim” has the meaning set forth in Section 10.4(a).

“Threshold Indemnity Amount” has the meaning set forth in Section 10.2(b)).

“Top Vendor” means each of the Company’s and Acquired Subsidiaries top 10 vendors (including suppliers and licensors) as determined by the aggregate value of total purchases or payments during the twelve-month period ended September 30, 2021.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Lock-Up Agreement and all other agreements, instruments and certificates expressly contemplated by this Agreement to be executed and delivered by any party in connection with the consummation of the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transition Period” has the meaning set forth in Section 10.4(d).

“Troutman Pepper” means Troutman Pepper Hamilton Sanders LLP.

“UDAAP” has the meaning set forth in Section 2.11(e)(i).

“UDAP” has the meaning set forth in Section 2.11(e)(i).

“Unaudited Balance Sheet” has the meaning set forth in Section 2.6.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

“Willful Breach” has the meaning set forth in Section 9.2.

“Withheld Unreasonably” means, with respect to any Person withholding a specific consent, that such withholding is unreasonable, viewed from the perspective of such Person taking into account such factors relating to such Person’s fiduciary duties, the nature of such Person’s business operations and circumstances.

“Withholding Agent” has the meaning set forth in Section 1.7.

Exhibit B

Calculation Principles

B-1

Exhibit B- Calculation Principles

		Excluded Items	Closing
		from Working	Working
		Capital	Capital
	Balance Sheet	Definition	Calculation
	September 30,	September 30,	September 30,
	2021	2021	2021
ASSETS
Cash and cash equivalents	6,125,622	(6,125,622)	—
Restricted cash	31,068,881	(31,068,881)	—
Loans receivable, net	401,927,951	(401,927,951)	—
Property and equipment, net	5,502,608	(5,502,608)	—
Deferred tax asset, net	13,718,742	(13,718,742)	—
Servicing fees receivable	—	—	—
Other assets, net	15,552,713	(13,325,115)	2,227,598
Investment in subsidiary	—	—	—
Intangible assets, goodwill	24,728,493	(24,728,493)	—
Intangible assets, other	808,643	(808,643)	—

Total assets	499,433,653	(497,206,055)	2,227,598

LIABILTIES AND SHAREHOLDERS’ DEFICIENCY
Liabilities
Notes payable	367,809,788	(367,809,788)	—
Accounts payable and other liabilities	6,169,803	—	6,169,803
Accrued interest	1,754,870	(1,754,870)	—
Accrued expenses	12,311,475	(4,432,292)	7,879,182
Accrued servicing fees	16,150	(16,150)	—
Income taxes payable	(1,328,800)	1,328,800	—
Liabilities subject to compromise	—	—	—
Intercompany	—	—	—

Total liabilities	386,733,285	(372,684,300)	14,048,985
Shareholders’ equity	112,700,368	(112,700,368)	—

Total liabilities, shareholders’ deficiency and non-controlling interest	499,433,653	(485,384,668)	14,048,985

Working Capital			(11,821,388)

For the purposes of calculating Closing Working Capital, the following accounts are excluded from Other Assets, net and Accrued Expenses:

Other assets, net

135060	Due From Fortegra
140035	Prepaid Computer Inventory-HO
150000	Prepaid Expense - Misc FAS
150010	Prepaid Rent - Next Month
150015	Prepaid Cam - Next Month
150017	Prepaid Rent - Final Month
150020	Prepaid Advertising
150030	Prepaid Ins - Gen, Auto, W/C
150035	Prepaid Ins - Lessor Policies
150040	Prepaid Licenses
150041	Prepaid Property Taxes
150045	Prepaid Computer Lic & Main
150050	Prepaid Expense - Misc
150055	Prepaid ABS Fee
150060	Deferred Financing Costs
150061	Deferred Financing Costs - BMO
150070	Prepaid Envelopes
150080	Prepaid Group Health
180000	Accrued Interest Receivable
180010	Delinquent Accrued Interest
180020	IC Notes Receivable
180030	Due from Parent
180031	Due from Sub
190000	Accrued Interest - IC Notes Receivable
190010	Accrued Dividends Receivable
207120	GPS Suspense

Accrued Expenses

247001	Claim Reserves - Life
247002	Claim Reserves - A&H
247003	Claim Reserves - Prop
247004	Claim Reserves - AUTO
247005	Claim Reserves - IUI
247006	Claim Reserves - AD&D
247008	Claim Reserves - Nonfile
262000	Accrued Expenses - Audit